Exhibit 10.1

ONCOR ELECTRIC DELIVERY COMPANY LLC,

AS BORROWER

TERM LOAN CREDIT AGREEMENT

Dated as of January 29, 2021

U.S. BANK NATIONAL ASSOCIATION,

AS LENDER

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SCHEDULES

Schedule 5.10	Existing Liens
Schedule 5.12	Terms of Subordination
EXHIBITS

Exhibit A	Form of Borrowing Request
Exhibit B	Form of Conversion Notice
Exhibit C	Form of Term Loan Note
Exhibit D	Form of Prepayment Notice
Exhibit E	Form of Compliance Certificate

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TERM LOAN CREDIT AGREEMENT

TERM LOAN CREDIT AGREEMENT (this “Agreement”), dated as of January 29, 2021 (the “Closing Date”), by and between ONCOR ELECTRIC DELIVERY COMPANY LLC, a Delaware limited liability company (“Borrower”) and U.S. BANK NATIONAL ASSOCIATION (“Lender”).

WITNESSETH:

WHEREAS, Borrower has requested that Lender agree, on the terms and conditions set forth herein, to provide a term loan to Borrower in an aggregate principal amount of $300,000,000. Lender has indicated its willingness to provide the term loan on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings specified below:

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II or any Eurodollar Loan Converted to a Loan bearing interest at a rate determined by reference to the Alternate Base Rate.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly or indirectly controls or is controlled by or is under common control with the Person specified.

“Agreement” shall have the meaning given such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, (b) the Prime Rate in effect on such day and (c) the LIBO Rate for deposits in dollars at approximately 11:00 a.m. (London time) on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a term of one month plus 1% (the “One-Month LIBO Rate”). For purposes hereof, “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by Lender as its prime rate; each change in the Prime Rate shall be effective on the date such change is publicly announced as effective; and “Federal Funds Effective Rate” shall mean, for any day, the greater of (i) 0.00% and (ii) the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (New York City time) on such day of such transactions received by Lender from three federal funds brokers of recognized standing selected by Lender. If for any reason Lender shall have determined (which determination shall be conclusive absent manifest error; provided that Lender shall, upon request, promptly provide to Borrower a certificate setting forth in reasonable detail the basis for such determination) that it is unable to ascertain the Federal Funds Effective Rate or the One-Month LIBO Rate for any reason, including the inability of Lender to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (a) or (c), as applicable, of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the One-Month LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the One-Month LIBO Rate, respectively. Notwithstanding the forgoing, in no event shall the Alternate Base Rate be less than 0.00%.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Law” shall mean, as to any Person, any law (including common law), statute, regulation, ordinance, rule, order, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority (including the PUCT, ERCOT and FERC), in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Applicable Margin” shall mean, (a) if an ABR Loan, 0.00% per annum and (b) if a Eurodollar Loan, 0.675% per annum. At any time an Event of Default has occurred and is continuing, the Applicable Margins set forth above shall be increased by 2.00% with respect to overdue principal.

“Applicable Provisions” shall have the meaning given such terms in Section 5.16.

“Approved Fund” shall mean any Fund that is administered or managed by (i) Lender, (ii) an Affiliate of Lender, or (iii) an entity or an Affiliate of an entity that administers or manages Lender.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (v) of Section 2.07(b).

“Authorized Officer” shall mean the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Treasurer, the Assistant Treasurer, with respect to certain limited liability companies or partnerships that do not have officers, any manager, managing member or general partner thereof, any other senior officer of Borrower designated as such in writing to Lender by Borrower and, with respect to any document delivered on the Closing Date, the Secretary or the Assistant Secretary of Borrower. Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of Borrower and such Authorized Officer shall be conclusively presumed to have acted on behalf of Borrower.

“Bankruptcy Code” shall have the meaning given such term in Section 2.13(a).

“Bankruptcy Event” shall mean, with respect to any Person, such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of Lender, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” shall mean, initially, the LIBO Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to Section 2.07(b).

“Benchmark Replacement” shall mean, for any Available Tenor, the first alternative set forth in the order below that can be determined by Lender for the applicable Benchmark Replacement Date: (a) the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment; (b) the sum of (i) Daily Simple SOFR and (ii) the related Benchmark Replacement Adjustment; (c) the sum of (i) the alternate benchmark rate that has been selected by Lender as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated or bi-lateral credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, in the case of clause (a), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by Lender in its reasonable discretion; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Credit Document, upon the occurrence of a Term SOFR Transition Event and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment, as set forth in clause (A) of this definition (subject to the first proviso above). If the Benchmark Replacement as determined pursuant to clause (A), (B) or (C) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement: (a)(i) for purposes of clauses (a) and (b) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by Lender the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor; (ii) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and (b) for purposes of clause (c) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Lender for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated or bilateral credit facilities; provided that, in the case of clause (a) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by Lender in its reasonable discretion.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Borrowing” and “Eurodollar Borrowing,” the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Lender decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Lender in a manner substantially consistent with market practice (or, if Lender decides that adoption of any portion of such market practice is not administratively feasible or if Lender determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Benchmark Replacement Date” shall mean the earlier to occur of the following events with respect to the then current Benchmark: (a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); (b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; (c) in the case of a Term SOFR Transition Event, the date that is 30 days after the date a Term SOFR Notice is provided to Borrower; or (d) in the case of an Early Opt-in Election, the sixth Business Day after the date notice of such Early Opt-in Election is provided to Borrower, so long as Lender has not received, by 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Early Opt-in Election is provided to Borrower, written notice of objection to such Early Opt-in Election from Borrower. For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark: (a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); (b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or (c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative. For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.07(b) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.07(b).

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower” shall have the meaning given such term in the preamble hereto.

“Borrower Information” shall have the meaning given to such term in Section 3.05(b).

“Borrowing” shall mean (i) the incurrence of a Term Loan from Lender during the Funding Availability Period, and (ii) a group of Loans of a single Type made or Converted by Lender on a single date as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request made pursuant to Section 2.03(a) substantially in the form of Exhibit A.

“Business Day” shall mean any day (other than a day that is a Saturday, Sunday or legal holiday in the City of New York) on which banks are open for business in New York City; provided, however, that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capitalization” shall mean the total of all the following items appearing on, or included in, Borrower’s unconsolidated balance sheet: (i) liabilities for Indebtedness maturing more than 12 months from the date of determination, and (ii) common Equity Interests, common Equity Interest expense, accumulated other comprehensive income or loss, preferred Equity Interests, preference Equity Interests, premium on common Equity Interests and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares or units of Borrower’s Equity Interests held in Borrower’s treasury, if any. Capitalization shall be determined in accordance with GAAP and practices applicable to the type of business in which Borrower is engaged, and may be determined as of the date not more than 60 days prior to the happening of the event for which the determination is being made.

“Change in Control” shall mean and be deemed to have occurred if any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), other than one or more Permitted Holders, shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Shares of Borrower that exceeds 35% thereof, unless one or more Permitted Holders has, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the members of the board of directors of Borrower that are not Disinterested Directors (as defined in the limited liability company agreement of Borrower).

“Change in Law” shall mean the occurrence after the date of this Agreement of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by Lender (or, for purposes of Section 2.10(b), by any lending office of Lender or by Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Charges” shall have the meaning given such term in Section 8.14(a).

“Closing Date” shall have the meaning given such term in the preamble hereto.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Commitment” shall mean, the commitment of Lender to make Term Loans during the Funding Availability Period in the aggregate amount not to exceed $300,000,000. The Commitment shall automatically and permanently be reduced on each Funding Date concurrently with the making of the Term Loans in an amount equal to the Term Loan made on such Funding Date by Lender. For the avoidance of doubt, any remaining unused Commitment shall automatically terminate on the last day of the Funding Availability Period and, if applicable, immediately after the funding of Term Loans requested by Borrower to be made on such day.

“Communications” shall have the meaning given such term in Section 8.17(a).

“Competitor” shall mean any competitor of Borrower that directly or indirectly is engaged in the same or a similar line of business as Borrower, including, without limitation, any company that provides electricity transmission and distribution services, or that is a public utility, power generation company, or retail electric provider.

“Confidential Information” shall have the meaning given such term in Section 8.16.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Senior Debt” shall mean the Senior Debt (other than the Qualified Transition Bonds) of Borrower and its Consolidated Subsidiaries determined on a consolidated basis.

“Consolidated Shareholders’ Equity” shall mean the sum (without duplication) of (i) total common Equity Interests or common members’ interest plus (ii) preferred and preference stock or preferred members’ interest not subject to mandatory redemption, each (in the case of clauses (i) and (ii)) determined with respect to Borrower and its Consolidated Subsidiaries on a consolidated basis, plus (iii) Equity-Credit Preferred Securities in an aggregate liquidation preference amount not in excess of $1,000,000,000; provided, however, that in computing Consolidated Shareholders’ Equity at any time, the following shall be added to the extent that the following decreased total common members’ interest: any cash and non-cash charges, in an amount of up to $250,000,000 (calculated on an aggregate basis throughout the term of this Agreement), as a result of (x) rulings by state regulatory bodies having jurisdiction over Borrower or its Consolidated Subsidiaries and (y) the early retirement, repurchase or termination of debt or other securities or financing arrangements, including premiums, relating to liability management activities.

“Consolidated Subsidiary” of any Person shall mean at any date any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements as of such date; provided, however, that Qualified Transition Bond Issuers and Subsidiaries of Qualified Transition Bond Issuers shall not be deemed to be Consolidated Subsidiaries of Borrower.

“Consolidated Total Capitalization” shall mean the sum of (i) Consolidated Shareholders’ Equity, (ii) Consolidated Senior Debt and (iii) Subordinated Obligations excluded from the calculation of Senior Debt.

“Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code.

“Conversion Notice” shall mean a request made pursuant to Section 2.03(b) substantially in the form of Exhibit B.

“Convert”, “Conversion” and “Converted” each shall refer to a conversion of Term Loans of one Type into Term Loans of the other Type (or a combination of Types) or Term Loans of the same Type having the same or a new Interest Period or the selection of a new, or the renewal of the same, Interest Period for Eurodollar Loans, pursuant to Section 2.03, 2.07 or 2.11(a)(ii).

“Corresponding Tenor” with respect to any Available Tenor shall mean, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Documents” shall mean at any time, this Agreement and the Term Loan Note.

“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Lender in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if Lender decides that any such convention is not administratively feasible for Lender, then Lender may establish another convention in its reasonable discretion.

“Default” shall mean any event or condition, which upon notice, lapse of time or both would constitute an Event of Default.

“Disposition” shall mean the sale, transfer, license, lease or other disposition of any property by a Person.

“Disqualified Institution” shall mean, on any date, (a) any Person that is a Competitor and (b) any other Person that is not an Affiliate of, a commercial bank, savings bank, savings and loan association or similar financial institution that has total assets of $50,000,000,000 or more and is engaged in the business of lending money and extending credit in the ordinary course of business.

“dollars” or “$” shall mean lawful money of the United States of America.

“E-SIGN” shall mean the Federal Electronic Signatures in Global and National Commerce Act (15 U.S.C. Chapter 29), as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.

“Early Opt-in Election” shall mean, if the then-current Benchmark is the LIBO Rate, the occurrence of: (a) a determination by Lender that at least five currently outstanding U.S. dollar-denominated syndicated or bi-lateral credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as the then-current benchmark rate; and (b) the election by Lender to trigger a fallback from the LIBO Rate and the provision by Lender of written notice of such election to Borrower.

“Equity-Credit Preferred Securities” shall mean securities, however denominated, (i) issued by Borrower or a Consolidated Subsidiary of Borrower, (ii) that are not subject to mandatory redemption or the underlying securities, if any, of which are not subject to mandatory redemption, (iii) that are perpetual or mature no less than 30 years from the date of issuance, (iv) the indebtedness issued in connection with which, including any guaranty, is subordinate in right of payment to the unsecured and unsubordinated indebtedness of the issuer of such indebtedness or guaranty, and (v) the terms of which permit the deferral of the payment of interest or distributions thereon to a date occurring after the Stated Maturity Date.

“Equity Interests” of any Person shall mean the shares of common stock and other voting capital stock or other voting ownership interests having ordinary voting power to vote in the election of the board of directors or other governing body performing similar functions (except directors’ qualifying shares) of such Person.

“ERCOT” shall mean the Electric Reliability Council of Texas or any other entity succeeding thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is a member of a group of (i) organizations described in Section 414(b) or (c) of the Code and (ii) solely for purposes of the Lien created under Section 412(n) of the Code, organizations described in Section 414(m) or (o) of the Code of which Borrower or any Subsidiary is a member.

“ERISA Event” shall mean (i) any Reportable Event; (ii) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (iii) the receipt by Borrower or any ERISA Affiliate from the PBGC of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (iv) the receipt by Borrower or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; and (v) the occurrence of a nonexempt “prohibited transaction” as defined in Section 4975(c) of the Code or Section 406 of ERISA with respect to which Borrower or any of its Subsidiaries is liable.

“Eurocurrency liabilities” shall have the meaning given such term in Regulation D of the Board, as in effect from time to time.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning given such term in Article VI.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of Lender being organized under the laws of, or having its principal office or, in the case of Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (A) Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment requested by Borrower under Section 2.16) or (B) Lender changes its lending office, (iii) Taxes attributable to Lender’s failure to comply with Section 2.15(d), (iv) any Taxes imposed under FATCA and (v) any Taxes required to be withheld or deducted from a payment to an assignee, participant or other transferee of Lender.

“Existing Notes” shall mean all senior secured notes and debentures outstanding on the Closing Date and disclosed in Borrower’s applicable periodic and/or current reports filed with the SEC and any re-financings, additional issuances, or replacements thereof.

“Existing Revolving Credit Agreement” shall mean the Revolving Credit Agreement dated as of November 17, 2017 by and among Borrower, JPMorgan Chase Bank, N.A., as administrative agent and the lenders from time to time party thereto, as such agreement may be amended, restated, supplemented or otherwise modified from time to time (including any refinancing or replacement thereof).

“Extension of Credit” shall mean the making of a Term Loan.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any intergovernmental agreement entered into thereto and any rules, guidance or legislation implementing any such intergovernmental agreement, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any current or future regulations or official interpretations of the foregoing.

“Federal Funds Effective Rate” shall have the meaning given such term in the definition of “Alternate Base Rate.”

“FERC” shall mean the Federal Energy Regulatory Commission or any successor.

“Financial Officer” of any corporation or limited liability company shall mean the chief financial officer, principal accounting officer, treasurer, associate or assistant treasurer, or any responsible officer designated by one of the foregoing Persons, of such corporation or limited liability company.

“Floor” shall mean the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the LIBO Rate

“Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Availability Period” shall mean the period commencing on the Closing Date and ending on the earliest to occur of (i) the Funding Date on which the Term Loans are funded in full and the Commitment does not remain unused, (ii) the third Funding Date and (iii) 5:00 p.m. Eastern time on March 15, 2021.

“Funding Date” shall mean any Business Day occurring on or after the Closing Date but prior to the Maturity Date on which Borrower shall have requested a Term Loan to be made to it in accordance with Section 2.03.

“GAAP” shall mean generally accepted accounting principles, applied on a consistent basis.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hedging Agreements” shall mean (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement.

“Holdings” shall mean Oncor Electric Delivery Holdings Company LLC.

“Indebtedness” of any Person shall mean (without duplication) all indebtedness of such Person (i) for borrowed money or evidenced by bonds, indentures, notes or other similar instruments, (ii) to pay the deferred purchase price of property or services (excluding trade payables in the ordinary course of business that are not more than 60 days overdue) that in accordance with GAAP would be included as a liability on the balance sheet of such Person, (iii) as lessee for the principal component of all leases that are recorded as capital leases, (iv) under reimbursement agreements or similar agreements with respect to the issuance of letters of credit (other than obligations in respect of letters of credit opened to provide for the payment of goods or services purchased in the ordinary course of business), (v) in respect of Indebtedness of others secured by a Lien on any asset of such Person (with the Indebtedness of such Person described in this clause (v) deemed to be equal to the lesser of (a) the aggregate unpaid amount of such Indebtedness and (b) the fair market value of the property encumbered thereby as determined by such Person in good faith), (vi) all net payment obligations of such Person in respect of interest rate swap agreements, currency swap agreements and other similar agreements designed to hedge against fluctuations in interest rates or foreign exchange rates and (vii) under direct or indirect guaranties in respect of, and to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, liabilities, obligations or indebtedness of others of the kinds referred to in clauses (i) through (vi) above (provided that this clause (vii) shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness)); provided, however, that for all purposes, the following shall be excluded from the definition of “Indebtedness”: (A) Qualified Transition Bonds (including interest rate swaps entered into by any Qualified Transition Bond Issuer of Borrower in connection with Qualified Transition Bonds issued by such Qualified Transition Bond Issuer), (B) amounts payable from Borrower to current or former Affiliates in connection with nuclear decommissioning costs, retail clawback or other regulatory transition issues and (C) any Indebtedness defeased by such Person or by any Subsidiary of such Person.

“Indemnified Taxes” shall mean (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Credit Document and (ii) to the extent not otherwise described in (i), Other Taxes.

“Indemnitee” shall have the meaning given such term in Section 8.05(c).

“Indentures” shall mean the indentures for the Existing Notes, any supplements, amendments or replacements of such indentures and all other indentures and other agreements governing notes, loans and/or other obligations secured pursuant to the Mortgage.

“Interest Payment Date” shall mean, with respect to any Loan, the last day of the Interest Period applicable thereto and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date for such Loan had successive Interest Periods of three months’ duration or 90 days’ duration, as the case may be, been applicable to such Loan and, in addition, the date of any prepayment of such Loan or Conversion of such Loan to a Loan of a different Type.

“Interest Period” shall mean (i) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months (or, if agreed to by Lender, a period shorter than 1 month) thereafter, and (ii) as to any ABR Borrowing, the period commencing on the date of such Borrowing and ending on the earliest of (A) the next succeeding March 31, June 30, September 30 or December 31 and (B) the date such Borrowing is repaid or prepaid in accordance with Section 2.05 or Section 2.09; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of Eurodollar Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“ISDA Definitions” shall mean the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Lender Parent” shall mean, with respect to Lender, any Person as to which Lender is, directly or indirectly, a Subsidiary.

“Lender” shall have the meaning given such term in the preamble hereto.

“LIBO Rate” shall mean, subject to the implementation of a Benchmark Replacement in accordance with Section 2.07(b), (a) for any interest rate calculation with respect to an Eurodollar Loan, the rate of interest per annum determined on the basis of the rate for deposits in dollars for a period equal to the applicable Interest Period as published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by Lender, at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period. If, for any reason, such rate is not so published then “LIBO” shall be determined by Lender to be the arithmetic average of the rate per annum at which deposits in dollars would be offered by first class banks in the London interbank market to Lender at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period, and (b) for any interest rate calculation with respect to an ABR Loan, the rate of interest per annum determined on the basis of the rate for deposits in dollars for an Interest Period equal to one month (commencing on the date of determination of such interest rate) as published by ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by Lender, at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day. If, for any reason, such rate is not so published then “LIBO” for such ABR Loan shall be determined by Lender to be the arithmetic average of the rate per annum at which deposits in dollars would be offered by first class banks in the London interbank market to Lender at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination. Each calculation by Lender of LIBO shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding the foregoing, (x) in no event shall LIBO (including any Benchmark Replacement with respect thereto) be less than 0% and (y) unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 2.07(b), in the event that a Benchmark Replacement with respect to LIBO is implemented then all references herein to LIBO shall be deemed references to such Benchmark Replacement.

“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, any Person shall be deemed to own subject to a Lien any asset which it has acquired or holds (other than pursuant to an ordinary course consignment) subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” shall mean a Term Loan.

“London Banking Day” shall mean any day on which dealings in dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Material Adverse Change” shall mean any circumstances or conditions affecting the business, assets, operations, properties or financial condition of Borrower and its Subsidiaries, taken as a whole, that would, individually or in the aggregate, materially adversely affect (a) the ability of Borrower to perform its obligations under this Agreement or any of the other Credit Documents or (b) the rights and remedies of Lender under this Agreement or any of the other Credit Documents.

“Maturity Date” shall mean the earlier of: (a) the Stated Maturity Date; or (b) the date upon which Lender declares the Obligations, or the Obligations become, due and payable pursuant to Article VI after the occurrence of an Event of Default.

“Maximum Rate” shall have the meaning given such term in Section 8.14(a).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean the Deed of Trust, Security Agreement and Fixture Filing, dated as of May 15, 2008 (as amended, modified and supplemented from time to time), by Borrower as grantor, to and for the benefit of the collateral agent named therein.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any of Borrower, any Subsidiary or any ERISA Affiliate is making, or accruing an obligation to make, contributions or with respect to which Borrower, any Subsidiary or any ERISA Affiliate could incur liability under Title IV of ERISA.

“Net Tangible Assets” shall mean the amount shown as total assets on Borrower’s unconsolidated balance sheet, less (i) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, unamortized debt discount and expense and other regulatory assets carried as an asset on Borrower’s unconsolidated balance sheet, and (ii) appropriate adjustments, if any, on account of minority interests. Net Tangible Assets shall be determined in accordance with GAAP and practices applicable to the type of business in which Borrower is engaged.

“Non-Dilutive Subsidiary” of any Person and with respect to any Subsidiary of such Person (the “original Subsidiary”) shall mean any other Subsidiary of such Person if the percentage of the Equity Interests held by such Person in such other Subsidiary is at least as great as the percentage of the Equity Interests held by such Person in such original Subsidiary.

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, Borrower and any of its Subsidiaries arising under any Credit Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower or such Subsidiary of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of Borrower under the Credit Documents (and any of its Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by Borrower under any Credit Document.

“One-Month LIBO Rate” shall have the meaning given such term in the definition of “Alternate Base Rate”.

“Other Connection Taxes” shall mean, with respect to Lender, Taxes imposed as a result of a present or former connection between Lender and the jurisdiction imposing such Tax (other than connections arising from Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16).

“Participant” shall have the meaning given such term in Section 8.04(b).

“Participating Receivables Grantor” shall mean Borrower or any Subsidiary that is or that becomes a participant or originator in a Permitted Receivables Financing.

“Patriot Act” shall have the meaning given such term in Section 8.20.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Encumbrances” shall mean, as to any Person at any date, any of the following:

(i) (A) Liens for taxes, assessments or governmental charges not then delinquent and Liens for workers’ compensation awards and similar obligations not then delinquent and undetermined Liens or charges incidental to construction, Liens for taxes, assessments or governmental charges then delinquent but the validity of which is being contested at the time by such Person in good faith against which an adequate reserve has been established, with respect to which levy and execution thereon have been stayed and continue to be stayed and that do not impair the use of the property or the operation of such Person’s business, (B) Liens incurred or created in connection with or to secure the performance of bids, tenders, contracts (other than for the payment of money), leases, statutory obligations, surety bonds or appeal bonds, and mechanics’ or materialmen’s Liens, assessments or similar encumbrances, the existence of which does not impair the use of the property subject thereto for the purposes for which it was acquired, and other Liens of like nature incurred or created in the ordinary course of business;

(ii) Liens securing indebtedness, neither assumed nor guaranteed by such Person nor on which it customarily pays interest, existing upon real estate or rights in or relating to real estate acquired by such Person for any substation, transmission line, transportation line, distribution line, right of way or similar purpose;

(iii) rights reserved to or vested in any municipality or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase or recapture or to designate a purchaser of any of the property of such Person;

(iv) rights reserved to or vested in others to take or receive any part of the power, gas, oil, coal, lignite or other minerals or timber generated, developed, manufactured or produced by, or grown on, or acquired with, any property of such Person and Liens upon the production from property of power, gas, oil, coal, lignite or other minerals or timber, and the by-products and proceeds thereof, to secure the obligations to pay all or a part of the expenses of exploration, drilling, mining or development of such property only out of such production or proceeds;

(v) easements, licenses, restrictions, exceptions or reservations in any property and/or rights of way of such Person for the purpose of roads, pipe lines, substations, transmission lines, transportation lines, distribution lines, removal of oil, gas, lignite, coal or other minerals or timber, and other like purposes, or for the joint or common use of real property, rights of way, facilities and/or equipment, and defects, irregularities and deficiencies in titles of any property and/or rights of way, which do not materially impair the use of such property and/or rights of way for the purposes for which such property and/or rights of way are held by such Person;

(vi) rights reserved to or vested in any municipality or public authority to use, control or regulate any property of such Person;

(vii) any obligations or duties, affecting the property of such Person, to any municipality or public authority with respect to any franchise, grant, license or permit;

(viii) as of any particular time any controls, Liens, restrictions, regulations, easements, exceptions or reservations of any municipality or public authority applying particularly to space satellites or nuclear fuel;

(ix) any judgment Lien against such Person securing a judgment for an amount not exceeding 25% of Consolidated Shareholders’ Equity of such Person, so long as the finality of such judgment is being contested by appropriate proceedings conducted in good faith and execution thereon is stayed;

(x) any Lien arising by reason of deposits with or giving of any form of security to any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, for any purpose at any time as required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or license, or to enable such Person to maintain self-insurance or to participate in any fund for liability on any insurance risks or in connection with workers’ compensation, unemployment insurance, old age pensions or other social security or to share in the privileges or benefits required for companies participating in such arrangements;

(xi) any landlords’ Lien on fixtures or movable property located on premises leased by such Person in the ordinary course of business so long as the rent secured thereby is not in default; or

(xii) any Lien of the agent under the Existing Revolving Credit Agreement on the Cash Collateral Account (as defined in the Existing Revolving Credit Agreement).

“Permitted Holders” shall mean any of (i) Sempra Energy or any of its Affiliates, (ii) Texas Transmission or any of its Affiliates or (iii) any member of, or other investor in, Texas Transmission or any of its Affiliates, or any investment fund or vehicle managed, sponsored or advised by any such member or investor, and any Affiliate of or successor to any such investment fund or vehicle. In addition, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) whose status as a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) constitutes or results in a Change in Control as a result of a Permitted Transaction, together with its Affiliates, shall thereafter constitute Permitted Holders.

“Permitted Receivables Financing” shall mean any of one or more receivables financing programs as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are limited recourse (except for representations, warranties, covenants and indemnities made in connection with such facilities) to Borrower and its Subsidiaries (other than a Receivables Entity) providing for the sale, conveyance, or contribution to capital of Receivables Facility Assets by Participating Receivables Grantors in transactions purporting to be sales of Receivables Facility Assets to either (i) a Person that is not a Subsidiary or (ii) a Receivables Entity that in turn funds such purchase by the direct or indirect sale, transfer, conveyance, pledge, or grant of participation or other interest in such Receivables Facility Assets to a Person that is not a Subsidiary.

“Permitted Sale Leaseback” shall mean any Sale Leaseback existing on the Closing Date or consummated by Borrower or any Subsidiary after the Closing Date; provided that any such Sale Leaseback consummated after the Closing Date not between Borrower and one of its Subsidiaries is consummated for fair value as determined at the time of consummation in good faith by (i) Borrower or such Subsidiary and (ii) in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $100,000,000, the board of directors of Borrower or such Subsidiary (which such determination may take into account any retained interest or other investment of Borrower or such Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Permitted Transaction” shall mean a transaction (i) for which all required approvals from each applicable Governmental Authority have been duly obtained, (ii) after which Borrower will remain subject to “ring-fencing” measures substantially the same as the ring-fencing measures in effect on the Closing Date, unless such ring-fencing measures are (x) no longer required by the PUCT or (y) are modified by the PUCT, provided that, in the case of clause (y), Borrower will maintain “ring-fencing” measures as required by the PUCT, (iii) that does not result in Borrower’s Debt Rating issued by S&P being lower than BBB- (stable) or Borrower’s Debt Rating issued by Moody’s being lower than Baa3 (stable), and (iv) at the time of and after giving effect to which, no Default shall have occurred and be continuing.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership or Governmental Authority, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan described under Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA that is maintained by Borrower or any ERISA Affiliate.

“Prepayment Notice” shall mean a notice given pursuant to Section 2.09(a) in substantially the form of Exhibit D.

“Prime Rate” shall have the meaning given such term in the definition of “Alternate Base Rate”.

“PUCT” shall mean the Public Utility Commission of Texas or any successor.

“Qualified Transition Bond Issuer” shall mean, with respect to Borrower, (i) Oncor Electric Delivery Transition Bond Company LLC, (ii) Borrower, (iii) a Subsidiary of Borrower formed and operating solely for the purpose of (A) purchasing and owning transition property created under a “financing order” (as such term is defined in the Texas Utilities Code) issued by the PUCT, (B) issuing such securities pursuant to such order, (C) pledging its interests in such transition property to secure such securities and (D) engaging in activities ancillary to those described in (A), (B) and (C) or (iv) any directly or indirectly held Subsidiary of Borrower formed and operating for purposes that include owning Oncor Electric Delivery Transition Bond Company LLC.

“Qualified Transition Bonds” of Borrower shall mean securities, however denominated, that are (i) issued by a Qualified Transition Bond Issuer, (ii) secured by or otherwise payable from transition charges authorized pursuant to the financing order referred to in clause (iii) (A) of the definition of “Qualified Transition Bond Issuer”, and (iii) non-recourse to Borrower or any of its Consolidated Subsidiaries (other than the issuer of such securities).

“Receivables Entity” shall mean any Person formed solely for the purpose of (i) facilitating or entering into one or more Permitted Receivables Financings, and (ii) in each case, engaging in activities reasonably related or incidental thereto.

“Receivables Facility Assets” shall mean presently existing and hereafter arising or originated Accounts, Payment Intangibles and Chattel Paper (as each such term is defined in the Uniform Commercial Code in effect in the State of New York from time to time) owed or payable to any Participating Receivables Grantor, and to the extent related to or supporting any Accounts, Chattel Paper or Payment Intangibles, or constituting a receivable, all General Intangibles and other forms of obligations and receivables owed or payable to any Participating Receivables Grantor, including the right to payment of any interest, finance charges, late payment fees or other charges with respect thereto (the foregoing, collectively, being “receivables”), all of such Participating Receivables Grantor’s rights as an unpaid vendor (including rights in any goods the sale of which gave rise to any receivables), all security interests or liens and property subject to such security interests or liens from time to time purporting to secure payment of any receivables or other items described in this definition, all guarantees, letters of credit, security agreements, insurance and other agreements or arrangements from time to time supporting or securing payment of any receivables or other items described in this definition, all customer deposits with respect thereto, all rights under any contracts giving rise to or evidencing any receivables or other items described in this definition, and all documents, books, records and information (including computer programs, tapes, disks, data processing software and related property and rights) relating to any receivables or other items described in this definition or to any obligor with respect thereto, and all proceeds of the foregoing.

“Reference Time” with respect to any setting of the then-current Benchmark shall mean (a) if such Benchmark is the LIBO Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (b) if such Benchmark is not the LIBO Rate, the time determined by Lender in its reasonable discretion.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve System and/or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” shall mean any reportable event as defined in Sections 4043(c)(1)-(8) of ERISA or the regulations issued thereunder (other than a reportable event for which the 30 day notice requirement has been waived) with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414).

“S&P” shall mean Standard & Poor’s Ratings Services (a division of The McGraw-Hill Companies, Inc.).

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which Borrower or one of its Subsidiaries (i) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (ii) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Sanctions” shall mean all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the Office of Foreign Assets Control of the U.S. Department of the Treasury, or the U.S. Department of State.

“SEC” shall mean the Securities and Exchange Commission.

“Senior Debt” of any Person shall mean (without duplication) (i) all Indebtedness of such Person described in clauses (i) through (iii) of the definition of “Indebtedness,” (ii) all Indebtedness of such Person described in clause (iv) of the definition of “Indebtedness” in respect of unreimbursed drawings under letters of credit described in such clause (iv), and (iii) all direct or indirect guaranties of such Person in respect of, and to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, liabilities, obligations or indebtedness of others of the kinds referred to in clauses (i) and (ii) above; provided, however, that in calculating “Senior Debt” of Borrower, (x) any amount of Equity-Credit Preferred Securities not included in the definition of “Consolidated Shareholders Equity” shall be included and (y) all Subordinated Obligations shall be excluded.

“Significant Disposition” shall mean a sale, lease, disposition or other transfer (including by division) by a Person, or any Subsidiary of such Person, during the period from the Closing Date until the Maturity Date, of assets constituting, either individually or in the aggregate with all other assets sold, leased, disposed or otherwise transferred by such Person and its Consolidated Subsidiaries during such period, 30% or more of the assets of such Person and its Consolidated Subsidiaries taken as a whole, as reported on the most recent consolidated balance sheet of such Person prior to the date of such sale, lease, disposition or other transfer, excluding (i) any such sale, lease, disposition or other transfer to a Non-Dilutive Subsidiary of such Person, (ii) dispositions of accounts receivable in connection with the collection or compromise thereof, (iii) any dispositions of Receivables Facility Assets in connection with any Permitted Receivables Financing, and (iv) (A) any disposition of any assets required by any Governmental Authority or (B) other dispositions pursuant to Permitted Sale Leaseback transactions so long as the aggregate consideration for all dispositions consummated pursuant to this clause (iv) after the Closing Date does not exceed $500,000,000.

“Significant Subsidiary” shall mean, at any time, any Subsidiary of Borrower that as of such time has total assets in excess of 10% of the total assets of Borrower and its Consolidated Subsidiaries.

“SOFR” shall mean, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m. (New York City time), or in the case of an update to such rate by the SOFR Administrator, at approximately 2:30 p.m. (New York City time) on the immediately succeeding Business Day.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent” shall mean, with respect to any Person as of a particular date, that on such date such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed as the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stated Maturity Date” shall mean February 28, 2022.

“Subordinated Obligations” shall mean obligations of any Person that are subordinate in right of payment and enforcement to the prior payment of the Obligations arising under the Credit Documents on the terms set forth in Schedule 5.12 or such other terms as are acceptable to Lender.

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such parent; provided, however, that Qualified Transition Bond Issuers and Subsidiaries of Qualified Transition Bond Issuers shall not be deemed to be Subsidiaries of Borrower.

“Substantial” shall mean an amount in excess of 10% of the consolidated assets of Borrower and its Consolidated Subsidiaries taken as a whole.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Note” shall mean the promissory note made by Borrower in favor of Lender (and its registered assigns) evidencing the Term Loans made by Lender, substantially in the form attached as Exhibit C, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Term Loans” shall mean each term loan made, or to be made, to Borrower by Lender pursuant to Section 2.01.

“Term SOFR” shall mean, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” shall mean a notification by Lender to Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” shall mean, upon the request of Borrower to Lender, the determination by Lender at any time, in its sole discretion, that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for Lender, and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.07(b) that is not Term SOFR.

“Texas Transmission” shall mean Texas Transmission Investment LLC.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, “Rate” shall include the LIBO Rate and the Alternate Base Rate.

“UETA” shall mean the Uniform Electronic Transactions Act as in effect in the State of Delaware (Del. Code Ann. tit. 6, §§ 12A-101 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Voting Shares” shall mean, as to shares or other Equity Interests of a particular corporation or other type of Person, outstanding shares of stock or other Equity Interests of any class of such corporation or other Person entitled to vote in the election of directors or other comparable managers of such Person, excluding shares or other interests entitled so to vote only upon the happening of some contingency.

“Wholly Owned Subsidiary” of any Person shall mean any Consolidated Subsidiary of such Person all the shares of common Equity Interests and other Voting Shares (except directors’ qualifying shares) of which are at the time directly or indirectly owned by such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02 Terms Generally.

The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that for purposes of determining compliance with any covenant set forth in Article V, such terms shall be construed in accordance with GAAP as in effect on the Closing Date applied on a basis consistent with the application used in preparing Borrower’s audited financial statements referred to in Section 3.05. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either Borrower or Lender shall so request, Lender and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Lender); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.03 LIBO Rate Notification.

The interest rate on Eurodollar Borrowings is determined by reference to the LIBO Rate. Section 2.07(b) provides a mechanism for (a) determining an alternative rate of interest if the LIBO Rate is no longer available or in the other circumstances set forth in Section 2.07(b) and (b) modifying this Agreement to give effect to such alternative rate of interest. Lender does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of the LIBO Rate or with respect to any rate that is an alternative or replacement for or successor to any such rate (including, without limitation, any Benchmark Replacement) or the effect of any of the foregoing, or of any Benchmark Replacement Conforming Changes.

Section 1.04 Divisions.

For all purposes hereunder, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

TERM LOANS

Section 2.01 Term Loans. Subject to the terms and conditions of this Agreement and the other Credit Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Credit Documents, Lender agrees to make Term Loans to Borrower during the Funding Availability Period in an aggregate principal amount for all Term Loans made by Lender not to exceed Lender’s Commitment; provided that there shall be no more than three (3) Funding Dates.

Section 2.02 Term Loan Borrowings.

(a) Each Term Loan shall be made as part of a Borrowing consisting of Term Loans made or Converted by Lender in accordance with its Commitment.

(b) [Reserved]

Section 2.03 Borrowing and Conversion Procedures.

(a) Borrowing Procedure. In order to request a Borrowing (other than a Conversion) during the Funding Availability Period, Borrower shall hand deliver or send via electronic mail or facsimile (which facsimile may be delivered via the recipient’s electronic mail system) to Lender a duly completed Borrowing Request (i) in the case of a Eurodollar Borrowing, not later than 12:00 p.m., New York City time, three (3) Business Days (or such shorter period of time as Lender may agree) prior to the proposed Borrowing, and (ii) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the Business Day of the proposed Borrowing. Such notice shall be irrevocable and shall in each case specify (A) whether the Borrowing then being requested is to be a Eurodollar Borrowing or an ABR Borrowing, (B) the date of such Borrowing (which shall be a Business Day and shall constitute a Funding Date) and the amount thereof and (C) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto. Notwithstanding anything to the contrary herein, Borrower may request up to three (3) Borrowings (which, for the avoidance of doubt, shall not include any Conversions or continuations of existing Borrowings) during the Funding Availability Period.

(b) Voluntary Conversion Procedure. Borrower may on any Business Day, upon delivery of a duly completed Conversion Notice given to Lender not later than 12:00 p.m., New York City time, three Business Days prior to the date of any proposed Conversion into or resulting in Eurodollar Loans, and not later than 1:00 p.m., New York City time, on the Business Day of any proposed Conversion into or resulting in ABR Loans, Convert all Term Loans of one Type made in connection with the same Borrowing into Term Loans of another Type (or combination of Types) or Term Loans of the same

Type having the same or a new Interest Period; provided, however, that any Conversion of, or with respect to, any Eurodollar Loans shall be made on, and only on, the last day of an Interest Period for such Eurodollar Loans, unless Borrower shall also reimburse Lender in respect thereof pursuant to Section 8.05(b) on the date of such Conversion. Each such Conversion Notice shall be irrevocable and shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Term Loans to be Converted, and (iii) if such Conversion is into, or with respect to, Eurodollar Loans, the duration of the Interest Period for each such resulting Eurodollar Loan.

(c) Mandatory Conversion, etc. If under any Conversion Notice delivered under subsection (b) above, Borrower shall fail to select the Type of any Term Loan, or if any proposed Conversion of a Borrowing that is to comprise Eurodollar Loans upon such Borrowing or Conversion shall not occur as a result of the circumstances described in subsection (d) below, then (unless, in the case of any Conversion, the applicable Borrowing is repaid at the end of the then effective Interest Period) such Loan(s) will automatically, on the last day of the then existing Interest Period thereof, be made as, or Convert into, as the case may be, a Eurodollar Loan with an Interest Period of one month. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such Borrowing Request or Conversion Notice, then Borrower shall be deemed to have selected an Interest Period of one month’s duration (subject to the limitations set forth in the definition of “Interest Period”).

(d) General Provisions. Notwithstanding any other provision of this Agreement to the contrary, Borrower may not elect an Interest Period in excess of one month for any Eurodollar Borrowing at any time an Event of Default has occurred and is continuing.

Section 2.04 Termination of Commitment. Unless previously terminated, the Commitment shall automatically terminate upon the termination of the Funding Availability Period.

Section 2.05 Repayment of Loans; Evidence of Indebtedness.

(a) The outstanding principal balance of all Term Loans shall be due and payable on the Maturity Date.

(b) Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness resulting from each Extension of Credit made by Lender from time to time, including the amounts of principal and interest payable and paid to Lender from time to time under this Agreement.

(c) Lender shall maintain accounts in which it will record (i) the amount of each Extension of Credit made hereunder, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to Lender hereunder and (iii) the amount of any sum received by Lender hereunder from Borrower and Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to subsections (b) and (c) above shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of Lender to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower to repay the Term Loans in accordance with their terms.

Section 2.06 Interest on Loans.

(a) The Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin from time to time in effect for Eurodollar Borrowings.

(b) The Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of (i) 365 or 366 days, as the case may be, for periods during which the Alternate Base Rate is determined by reference to the Prime Rate and (ii) 360 days for other periods at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin from time to time in effect for ABR Borrowings.

(c) Interest on each Loan shall be payable on each Interest Payment Date applicable to such Loan except as otherwise provided in this Agreement.

Section 2.07 Availability of Types of Borrowings; Benchmark Replacement.

(a) Notwithstanding anything to the contrary in this Agreement or any other Credit Document, if Lender determines (which determination shall be conclusive absent manifest error) that: (i) deposits of a type and maturity appropriate to match fund Eurodollar Borrowings are not available to Lender in the relevant market, or (ii) the interest rate applicable to Eurodollar Borrowings for any requested Interest Period is not ascertainable or available (including, without limitation, because the applicable Reuters Screen (or on any successor or substitute page on such screen) is unavailable) or does not adequately and fairly reflect the cost of making or maintaining Eurodollar Borrowings, then Lender shall suspend the availability of Eurodollar Borrowings and require any affected Eurodollar Borrowings to be repaid or converted to ABR Borrowings.

(b) Benchmark Replacement.

(i) Benchmark Transition Event; Early Opt-in Election. Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (A) if a Benchmark Replacement is determined in accordance with clause (a) or (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (B) if a Benchmark Replacement is determined in accordance with clause (c) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided to Borrower without any amendment to this Agreement or any other Credit Document or further action or consent of Borrower, so long as Lender has not received, by such time, written notice of objection to such Benchmark Replacement from Borrower.

(ii) Term SOFR Transition Event. Notwithstanding anything to the contrary herein or in any other Credit Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document; provided that, this clause (b)(ii) shall not be effective unless Lender has delivered a Term SOFR Notice to Borrower. For the avoidance of doubt, Lender shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.

(iii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Lender will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of Borrower.

(iv) Notices; Standards for Decisions and Determinations. Lender will promptly notify Borrower of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (v) below, and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Lender pursuant to this Section 2.07(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from Borrower, except as expressly required pursuant to this Section 2.07(b).

(v) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBO Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Lender in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then Lender may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then Lender may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(vi) Benchmark Unavailability Period. Upon notice to Borrower from Lender in accordance with Section 8.01 of the commencement of a Benchmark Unavailability Period and until a Benchmark Replacement is determined in accordance with this Section 2.07(b), Borrower may revoke any request for a Eurodollar Borrowing, or any request for the conversion to or continuation of a Eurodollar Borrowing to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a Base Rate Borrowing or conversion to a Base Rate Borrowing. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

Section 2.08 [Reserved].

Section 2.09 Prepayment.

(a) Optional Prepayments. Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon giving a Prepayment Notice via e-mail or facsimile to Lender: (i) before 12:00 p.m., New York City time, three Business Days prior to prepayment, in the case of Eurodollar Loans, and (ii) before 1:00 p.m., New York City time, on the Business Day of prepayment, in the case of ABR Loans; provided, however, that each partial prepayment shall be in an amount which is an integral multiple of $1,000,000 and not less than $5,000,000. Each Prepayment Notice shall be irrevocable; provided that any Prepayment Notice delivered in connection with any refinancing of the Loans with the proceeds of such refinancing or of any incurrence of Indebtedness or the occurrence of some other identifiable event or condition may be contingent upon the consummation of such refinancing or incurrence or occurrence of such other identifiable event or condition and may be revoked by Borrower in the event such contingency is not met.

(b) [Reserved].

(c) No Re-Borrowings. The principal amount of Term Loans prepaid pursuant to this Section may not be re-borrowed.

(d) Application of Prepayments. Amounts to be applied pursuant to this Section 2.09 to the prepayment of Term Loans shall be applied, first, to reduce outstanding ABR Loans and, second, to reduce outstanding Eurodollar Loans, unless otherwise directed by Borrower. Each prepayment shall be accompanied by any amount required to be paid pursuant to Section 8.05. Notwithstanding anything herein to the contrary, if any prepayment of a Eurodollar Loan is required to be made under this Section 2.09 prior to the last day of the Interest Period therefor, Borrower may, in its sole discretion, deposit with Lender the amount of any such prepayment otherwise required to be made hereunder until the last day of such Interest Period, at which time Lender shall be authorized (without any further action by or notice to or from Borrower) to apply such amount to the prepayment of such Loans in accordance with this Section 2.09.

Section 2.10 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall: (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan requirement, insurance charge or other assessment against assets of, deposits with or for the account of, or credit extended or participated in by, Lender (including, without limitation, any reserve requirement under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency liabilities); (ii) subject Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (iv) impose on Lender, or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by Lender or participation therein; and the result of any of the foregoing shall be to increase the cost to Lender of making, Converting or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to Lender or to reduce the amount of any sum received or receivable by Lender (whether of principal, interest or any other amount) then, upon request of Lender, Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If Lender determines that any Change in Law affecting Lender or any lending office of Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement, the Loans made by, Lender, to a level below that which Lender, or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy and liquidity), then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate Lender’s, holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of Lender, setting forth the amount or amounts necessary to compensate Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 90 days prior to the date that Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.11 Change in Legality.

(a) Notwithstanding any other provision herein, if any Change in Law shall make it unlawful for Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to Borrower and to Lender, Lender may: (i) declare that Eurodollar Loans will not thereafter be made by Lender hereunder, whereupon any request for a Eurodollar Borrowing shall be deemed a request for an ABR Loan unless such declaration shall be subsequently withdrawn (Lender delivering such a declaration hereby agreeing to withdraw such declaration promptly upon determining that such event of illegality no longer exists); and (ii) require that all outstanding Eurodollar Loans made by it be Converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically Converted to ABR Loans as of the effective date of such notice as provided in subsection (b) below. In the event Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by Lender or the Converted Eurodollar Loans of Lender shall instead be applied to repay the ABR Loans made by Lender in lieu of, or resulting from the Conversion of, such Eurodollar Loans.

(b) For purposes of this Section, a notice by Lender shall be effective as to each Eurodollar Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt.

Section 2.12 [Reserved].

Section 2.13 [Reserved].

Section 2.14 Payments.

(a) Borrower shall make each payment hereunder from an account in the United States not later than 1:00 p.m., New York City time, on the date when due in dollars to Lender at its offices at U.S. Bank National Association, Attention: 209 S. LaSalle Street (MK-IL-RY3S), Chicago, Illinois 60604, or such other address or account as Lender may from time to time notify Borrower in writing, in immediately available funds. Each such payment shall be made without off-set, deduction or counterclaim; provided that the foregoing shall not constitute a relinquishment or waiver of Borrower’s rights to any independent claim that Borrower may have against Lender.

(b) Whenever any payment hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, if applicable.

(c) If Borrower shall default (after giving effect to any applicable grace period under paragraph (c) of Article VI) in the payment of any amount becoming due hereunder (other than the principal amount of any Loan), whether by scheduled maturity, notice of prepayment, acceleration or otherwise, Borrower shall on demand from time to time from Lender pay interest, to the fullest extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum equal to rate of interest applicable to ABR Loans plus 2.00%.

Section 2.15 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of Borrower) requires the deduction or withholding of any Tax from any such payment by Borrower, then Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of Lender timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by Borrower. Borrower shall indemnify Lender, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Lender or required to be withheld or deducted from a payment to Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error. Notwithstanding anything herein to the contrary, Borrower shall not be required to indemnify Lender for any accrued Indemnified Taxes under this Section 2.15(c) unless Lender notifies Borrower of such indemnification claim no later than 180 days after the earlier of (i) the date on which Lender receives from the relevant Governmental Authority written notice of the imposition of such Indemnified Taxes, and (ii) the date on which Lender has made payment of such Indemnified Taxes; provided that the foregoing shall not limit Borrower’s obligation to indemnify Lender for such Indemnified Taxes accrued after such earlier date if Lender has given timely notice thereof to Borrower under this Section 2.15(c); and provided further, that if the Indemnified Taxes imposed or asserted giving rise to such claims are retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(d) IRS Form W-9. Lender shall deliver to Borrower on or prior to the date on which Lender becomes party to this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed copies of IRS Form W-9 certifying that Lender is exempt from U.S. federal backup withholding tax.

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.15, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(f) [Reserved].

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of Lender or any assignment of rights by, or the replacement of, Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 2.16 Mitigation Obligations.

(a) Designation of a Different Lending Office. If Lender requests compensation under Section 2.10, delivers a notice pursuant to Section 2.11 or requires Borrower to pay any Indemnified Taxes or additional amounts to Lender or any Governmental Authority for the account of Lender pursuant to Section 2.15, then Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.15 or eliminate the illegality under Section 2.11, as the case may be, in the future, and (ii) would not subject Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by Lender in connection with any such designation or assignment.

(b) [Reserved].

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender as follows:

Section 3.01 Organization; Powers.

Borrower (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (iii) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Change, and (iv) has the limited liability company power and authority to execute, deliver and perform its obligations under the Credit Documents and to request and receive Extensions of Credit hereunder.

Section 3.02 Authorization.

The execution, delivery and performance by Borrower of each Credit Document and the Extensions of Credit hereunder (i) have been duly authorized by all requisite limited liability company action and (ii) will not (A) violate (x) any provision of any material Applicable Law or of the certificate of formation or other constitutive documents (including the limited liability company agreement) of Borrower or any of its Subsidiaries to which Borrower or any of its Subsidiaries, as the case may be, is subject, or (y) any provision of any indenture, agreement or other instrument to which Borrower or any of its Subsidiaries is a party or by which it or any of its property is or may be bound, (B) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument or (C) result in the creation or imposition of any Lien upon any property or assets of Borrower or any of its Subsidiaries, other than in the case of clauses (ii)(A)(y), (ii)(B) and (ii)(C), any such violation, breach, default or Lien that could not reasonably be expected to have a Material Adverse Change.

Section 3.03 Enforceability.

Each Credit Document dated as of the Closing Date has been, and each other Credit Document, when delivered, will have been duly executed and delivered by Borrower. Each Credit Document constitutes a legal, valid and binding obligation of Borrower enforceable in accordance with its terms except to the extent that enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

Section 3.04 Governmental Approvals.

No action, consent or approval of, registration or filing with, or other action by, any Governmental Authority is or will be required in connection with the execution or delivery by Borrower or the enforceability of this Agreement or any other Credit Document.

Section 3.05 Financial Statements.

(a) The consolidated balance sheet of Borrower and its Consolidated Subsidiaries as of December 31, 2019 and the related consolidated statements of income, retained earnings and cash flows for the fiscal year then ended, reported on by Deloitte & Touche LLP and set forth in Borrower’s Annual Report on Form 10-K, copies of which have been made available to Lender, present fairly, in all material respects, the consolidated financial position of Borrower and its Consolidated Subsidiaries as of such dates and their consolidated results of operations and cash flows for the periods ending on such dates in conformity with GAAP.

(b) Except as set forth in the financial statements or other reports of the type referred to in Section 5.03 hereof and that have been made available to Lender on or prior to the date of this Agreement (collectively, the “Borrower Information”), since September 30, 2020, there has been no Material Adverse Change.

Section 3.06 Litigation.

Except as set forth as such in Borrower Information, there is no action, suit or arbitral or governmental proceeding pending against, or to the knowledge of Borrower threatened against, Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official (including, without limitation, in respect of federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or environmental regulation or control) in which there is a reasonable possibility of an adverse decision that could reasonably be expected to result in a Material Adverse Change.

Section 3.07 Federal Reserve Regulations.

Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

Section 3.08 Investment Company Act.

None of Borrower or any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.09 No Material Misstatements.

(a) No report, financial statement or other written information (other than any projection and other forward looking information and other information of a general economic or industry specific nature) furnished by or on behalf of Borrower to Lender pursuant to or in connection with this Agreement, when taken together with all reports of Borrower filed with the SEC under the Exchange Act, contained any material misstatement of fact or omitted any material fact necessary to make the statements therein not materially misleading, in the light of the circumstances under which such statements were made; provided that, with respect to projections and forward looking statements, Borrower represents only that such information was prepared in good faith based upon assumptions and estimates believed to be reasonable at the time made and notes that whether or not such projections or forward looking statements are in fact achieved will depend upon future events some of which are not within the control of Borrower and actual results may vary from the projections and such variations may be material and, accordingly, Borrower gives no representation and warranty that such projections and forward looking statements will be achieved.

(b) As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 3.10 Taxes.

Except where the failure of which could not be reasonably expected to have a Material Adverse Change, (a) each of Borrower and each of its Subsidiaries has filed all federal, state and local and non-U.S. income tax returns required to be filed by it and has paid all material taxes payable by it that have become due, other than those (i) not yet delinquent or (ii) contested in good faith as to which adequate reserves have been provided to the extent required by law and in accordance with GAAP, (b) each of Borrower and each of its Subsidiaries has provided adequate reserves in accordance with GAAP for the payment of all federal, state, provincial and foreign taxes not yet due and payable and (c) each of Borrower and each of its Subsidiaries has satisfied all of its tax withholding obligations.

Section 3.11 Employee Benefit Plans.

Except as could not reasonably be expected, individually or in the aggregate to result in a Material Adverse Change with respect to each Plan, Borrower, its Subsidiaries and its ERISA Affiliates are in compliance with the applicable provisions of ERISA and the Code and the final regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Change. None of Borrower, its Subsidiaries nor any ERISA Affiliate has incurred any Withdrawal Liability that could result in a Material Adverse Change. None of Borrower, its Subsidiaries nor any ERISA Affiliate has received any notification that any Multiemployer Plan has been terminated within the meaning of Title IV of ERISA, which such termination could result in a Material Adverse Change, and no Multiemployer Plan is reasonably expected to be terminated where such termination has resulted or can reasonably be expected to result, through an increase in the contributions required to be made to such Multiemployer Plan or otherwise, in a Material Adverse Change.

Section 3.12 Significant Subsidiaries.

Each of Borrower’s Significant Subsidiaries, if any, (a) is a corporation, limited liability company or other type of Person duly incorporated or formed (as the case may be), validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation (as the case may be) and (b) has all corporate, limited liability company, partnership or other (as the case may be) powers necessary to carry on its business substantially as now conducted, except where the failure to do so could not be reasonably expected to have a Material Adverse Change. Each of Borrower’s Significant Subsidiaries, if any, has all material governmental licenses, authorizations, consents and approvals required to carry on its business substantially as now conducted, except where the failure to do so could not be reasonably expected to have a Material Adverse Change.

Section 3.13 Environmental Matters.

Except as set forth as such in or contemplated by Borrower Information, Borrower and each of its Subsidiaries has complied in all material respects with all Federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental regulation or control, except to the extent that failure to so comply could not reasonably be expected to result in a Material Adverse Change. Except as set forth as such in or contemplated by Borrower Information, the facilities of Borrower or any of its Subsidiaries, as the case may be, are not used to manage any hazardous wastes, hazardous substances, hazardous materials, toxic substances, toxic pollutants or substances similarly denominated, as those terms or similar terms are used in the Resource Conservation and Recovery Act, the

Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act or any other Applicable Law relating to environmental pollution, or any nuclear fuel or other radioactive materials, in violation in any material respect of any law or any regulations promulgated pursuant thereto, except to the extent that such violations could not reasonably be expected to result in a Material Adverse Change. Except as set forth as such in or contemplated by Borrower Information, Borrower is not aware of any events, conditions or circumstances involving environmental pollution or contamination that could reasonably be expected to result in a Material Adverse Change.

Section 3.14 Solvency.

Borrower is Solvent.

Section 3.15 Properties.

Borrower has good and indefeasible title to or valid leasehold or easement interests in all properties that are necessary to the operation of its businesses as currently conducted, free and clear of all Liens (other than Liens permitted by this Agreement) and except where the failure to have such good title could not reasonably be expected to have a Material Adverse Change.

Section 3.16 [Reserved].

Section 3.17 [Reserved].

Section 3.18 Anti-Corruption Laws and Sanctions.

None of Borrower, any of its Subsidiaries, or to the knowledge of Borrower, any director, officer, employee or agent that will act in any capacity in connection with, or benefit from, this Agreement, is an individual or entity that is, or is owned or controlled by Persons that are, (i) the subject of any Sanction or (ii) operating, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions. Borrower, its Subsidiaries, and, to the knowledge of Borrower, any of their respective directors, officers, employees or agents that will act in any capacity in connection with, or benefit from, this Agreement, are in compliance with Anti-Corruption Laws in all material respects. Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions and Anti-Corruption Laws.

ARTICLE IV

EFFECTIVENESS AND EXTENSIONS OF CREDIT

Section 4.01 Conditions to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction of the following conditions on or before the date of this Agreement:

(a) Credit Documents. Lender shall have received this Agreement, executed and delivered by a duly authorized officer of Borrower and Lender.

(b) Borrower Legal Opinions. Lender shall have received a written legal opinion of Jones Day, special counsel to Borrower, dated as of the Closing Date, addressed to Lender.

(c) Certificates. Lender shall have received (i) a copy of the certificate of formation, including all amendments thereto, certified as of a recent date by the Secretary of State of the state of Delaware, and a certificate as to the good standing of Borrower as of a recent date from such Secretary of State; (ii) a certificate of the Secretary or an Assistant Secretary or analogous officer of Borrower, dated the date of this Agreement and certifying (A) that attached thereto is a true and complete copy of the limited liability company agreement or other applicable organizational document as in effect on such date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto are true and complete copies of resolutions duly adopted by the Board of Directors (or any duly authorized committee thereof) authorizing the execution and delivery by Borrower of the Credit Documents, the Extensions of Credit to be made hereunder and the performance by Borrower of all of its obligations under the Credit Documents, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate of formation referred to in clause (i) above has not been amended since the date of the last amendment thereto shown on the certified certificate of formation furnished pursuant to such clause (i) and (D) as to the incumbency and specimen signature of each officer executing this Agreement and any other document delivered in connection herewith on behalf of Borrower; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or analogous officer executing the certificate pursuant to (ii) above.

(d) Fees and Expenses. All amounts required to be paid by Borrower to Lender, including fees payable on or prior to the Closing Date, and all expenses required to be reimbursed by Borrower for which invoices have been presented one Business Day prior to the Closing Date shall have been paid in full.

(e) Representations and Warranties; No Default. All representations and warranties of Borrower in each Credit Document shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects), and no Default or Event of Default shall have occurred and be continuing.

(f) PATRIOT Act.

(i) Lender shall have received such documentation and information about Borrower as is reasonably requested in writing by Lender at least 10 days prior to the Closing Date and as required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

(ii) Prior to the Closing Date, if Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, then Borrower shall deliver a Beneficial Ownership Certification to Lender.

Section 4.02 Conditions to Funding. The obligation of Lender to make any Loan on any Funding Date is subject to the satisfaction, or waiver in accordance with Section 8.08, of the following conditions precedent:

(a) Representations and Warranties; No Default. All representations and warranties of Borrower in each Credit Document shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects), and no Default or Event of Default shall have occurred and be continuing.

(b) Borrowing Request. Borrower shall have delivered a Borrowing Request in accordance with Section 2.03(a).

ARTICLE V

COVENANTS

Borrower agrees that, so long as any amount payable hereunder remains unpaid:

Section 5.01 Existence.

It will, and will cause each of its Significant Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect its existence and all rights, licenses, permits, franchises and authorizations necessary or desirable in the normal conduct of its business except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Change; provided, however, that Borrower and its Significant Subsidiaries may consummate any transaction expressly permitted pursuant to Section 5.09.

Section 5.02 Compliance With Laws; Business and Properties.

It will, and will cause each of its Subsidiaries to, comply with all Applicable Laws, whether now in effect or hereafter enacted, except (i) where the validity or applicability of such laws, rules, regulations or orders is being contested by appropriate proceedings in good faith or (ii) where the failure to do so could not reasonably be expected to have a Material Adverse Change; and at all times maintain and preserve all property material to the conduct of its business in good working order, ordinary wear and tear excepted, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Change.

Section 5.03 Financial Statements, Reports, Etc.

It will furnish to Lender (which will make available to Lender):

(a) as soon as available and in any event within 120 days after the end of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, retained earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner reasonably acceptable to the SEC by Deloitte & Touche LLP or other independent public accountants of nationally recognized standing;

(b) as soon as available and in any event within 75 days after the end of each of the first three quarters of each fiscal year of Borrower, beginning with the fiscal quarter ended March 31, 2021, a consolidated balance sheet of Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income for such quarter, for the portion of Borrower’s fiscal year ended at the end of such quarter, and the related consolidated statement of cash flows for the portion of Borrower’s fiscal year ended at the end of such quarter, setting forth comparative figures for the corresponding date in the previous year and period to the extent required in Form 10-Q, all certified (subject to normal year-end adjustments and absence of footnotes) as to fairness of presentation, GAAP and consistency by a Financial Officer of Borrower;

(c) simultaneously with any delivery of each set of financial statements referred to in subsections (a) and (b) above, a compliance certificate of a Financial Officer of Borrower (in the form attached to this Agreement as Exhibit E) (i) setting forth in reasonable detail the calculations required to establish whether Borrower was in compliance with the covenant contained in Section 5.11 on the date of such financial statements, and (ii) stating whether any Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action that Borrower is taking or proposes to take with respect thereto;

(d) simultaneously with the delivery of each set of financial statements referred to in subsection (a) above, a statement of the firm of independent public accountants that reported on such statements (i) stating whether anything has come to their attention to cause them to believe that any Default or Event of Default existed on the date of such statements and (ii) confirming the calculations set forth in the Financial Officer’s certificate delivered simultaneously therewith pursuant to subsection (c) above;

(e) forthwith upon becoming aware of the occurrence of any Default or Event of Default, a certificate of a Financial Officer of Borrower setting forth the details thereof and the action that Borrower is taking or proposes to take with respect thereto;

(f) promptly upon the filing thereof, copies of each final prospectus (other than a prospectus included in any registration statement on Form S-8 or its equivalent or with respect to a dividend reinvestment plan) and all reports on Forms 10-K, 10-Q and 8-K and similar reports that Borrower shall have filed with the SEC, or any Governmental Authority succeeding to any of or all the functions of the SEC;

(g) as promptly as practicable after any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any Reportable Event with respect to any Plan that would constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such Reportable Event, a copy of the notice of such Reportable Event given or required to be given to the PBGC; (ii) receives notice from a proper representative of a Multiemployer Plan of complete or partial Withdrawal Liability being imposed upon such member of the Controlled Group under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, or appoint a trustee to administer, any Plan, a copy of such notice in each of (i), (ii) and (iii) as could reasonably be expected to result in a Material Adverse Change;

(h) promptly, from time to time, such additional information regarding the financial position or business of Borrower and its Subsidiaries as Lender, at the request of Lender, may reasonably request in writing; and

(i) promptly after request by Lender, notice of any change in the information provided in the Beneficial Ownership Certification (to the extent any such certification is delivered) that would result in a change to the list of beneficial owners identified in parts (c) and (d) of such certification.

The financial statements, prospectuses and reports described in subsections (a), (b) and (f) above will be deemed to have been delivered hereunder if publicly available on the SEC’s EDGAR Database with respect to Borrower or on Borrower’s website no later than the date specified for delivery of same under subsection (a), (b) or (f), as applicable, above.

Section 5.04 Insurance.

It will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that Borrower believes (in the good faith judgment of the management of Borrower, as applicable) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which Borrower believes (in the good faith judgment of management of Borrower, as applicable) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as Borrower believes (in the good faith judgment of management of Borrower, as applicable) is reasonable and prudent in light of the size and nature of its business; and will furnish to Lender, upon written reasonable request from Lender, information presented in reasonable detail as to the insurance so carried.

Section 5.05 Taxes, etc.

It will, and will cause each of its Subsidiaries to, pay and discharge promptly when due all material taxes, assessments and governmental charges imposed upon it or upon its income or profits or in respect of its property, as well as all other material liabilities, in each case before the same shall become delinquent or in default and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto shall, to the extent required by GAAP, have been set aside.

Section 5.06 Maintaining Records; Access to Properties and Inspections.

It will, and will cause each of its Subsidiaries to, maintain financial records in accordance with GAAP and, upon reasonable notice and at reasonable times, permit authorized representatives designated by Lender to visit and inspect its properties and to discuss its affairs, finances and condition with its officers; provided that, (a) Lender shall not exercise such rights more than two times in any calendar year and (c) only one such visit shall be at Borrower’s expense; provided further that when an Event of Default exists, Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and upon reasonable advance notice.

Section 5.07 ERISA.

It will, and will cause each of its Subsidiaries that are members of the Controlled Group to, comply in all material respects with the applicable provisions of ERISA and the Code except where any noncompliance, individually or in the aggregate, would not result in a Material Adverse Change.

Section 5.08 Use of Proceeds.

It will not, and will not cause or permit any of its Subsidiaries to, use the proceeds of the Loans for purposes other than for working capital and other general corporate purposes, including for the avoidance of doubt, the payment of short term debt. Borrower will not, directly or, to the knowledge of Borrower, indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions. No part of the proceeds of the Loans will be used, directly, or to Borrower’s knowledge, indirectly, in violation of Anti-Corruption Laws or applicable Sanctions.

Section 5.09 Consolidations, Mergers, Sales and Acquisitions of Assets and Investments in Subsidiaries.

(a) It will not, and will not permit any of its Significant Subsidiaries to, consolidate or merge with or into any Person unless (i) in the case of any such transaction involving Borrower, the surviving Person is Borrower or another Person formed under the laws of a State of the United States of America and assumes or is responsible, by operation of law, for all the obligations of Borrower hereunder and (ii) in the case of any such transaction involving any Significant Subsidiary, the survivor is Borrower, such Significant Subsidiary or a Non-Dilutive Subsidiary of Borrower (or a Person which as a result of such transaction becomes a Non-Dilutive Subsidiary of Borrower).

(b) It will not, and will not permit any of its Significant Subsidiaries to, make a Significant Disposition to any Person unless (i) such Significant Disposition is made to Borrower, a Non-Dilutive Subsidiary of Borrower or a Person that, as a result of such transaction, becomes a Non-Dilutive Subsidiary of Borrower, (ii) the proceeds of such Significant Disposition are reinvested in the business of Borrower or any of its Subsidiaries or are used to permanently reduce the indebtedness of Borrower or any of its Subsidiaries or (iii) such Significant Disposition is of any Qualified Transition Bond Issuer.

(c) Notwithstanding anything to the contrary contained in this Section, (i) Borrower will not in any event permit any consolidation, merger or Significant Disposition if any Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such transaction, (ii) neither Borrower nor any of its Subsidiaries will engage to a Substantial extent in businesses other than those currently conducted by them and other businesses reasonably related thereto, (iii) neither Borrower nor any of its Subsidiaries will acquire any Subsidiary or make any investment in any Subsidiary if, upon giving effect to such acquisition or investment, as the case may be, Borrower would not be in compliance with the covenant set forth in Section 5.11 and (iv) nothing in this Section shall prohibit any sales of assets permitted by Section 5.10(d).

(d) Notwithstanding anything herein or any other Credit Document to the contrary, to the extent that Borrower is a limited liability company, Borrower may not divide itself into two or more limited liability companies or series thereof (pursuant to a “plan of division” as contemplated under the Delaware Limited Liability Company Act or otherwise) without prior written notice to Lender, and any limited liability companies or series thereof formed as a result of such division shall be required to become a co-borrower under this Agreement and the other Credit Documents pursuant to documentation or on terms and conditions reasonably requested by Lender.

Section 5.10 Limitations on Liens.

Neither Borrower nor any of its Significant Subsidiaries will create or assume or permit to exist any Lien in respect of any property or assets of any kind (real or personal, tangible or intangible) of Borrower or any such Significant Subsidiary, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets; provided that the provisions of this Section shall not prevent or restrict the creation, assumption or existence of:

(a) any Lien in respect of any such property or assets of any Significant Subsidiary of Borrower to secure indebtedness owing by it to Borrower or any Wholly Owned Subsidiary of Borrower; or

(b) Liens (including capital leases) in respect of property acquired by Borrower or any Significant Subsidiary thereof, to secure the purchase price, or the cost of construction and development, of such property (or to secure indebtedness incurred prior to, at the time of, or within 120 days after the later of the acquisition of such property and the commencement of operation of such property, in each case for the purpose of financing the acquisition, or the cost of construction and development, of such property), or Liens existing on any such property at the time of acquisition of such property by Borrower or such Significant Subsidiary, whether or not assumed, or any Lien in respect of property of any Person existing at the time such Person becomes a Subsidiary of Borrower; or agreements to acquire any property or assets under conditional sale agreements or other title retention agreements, or capital leases in respect of any other property; provided that (A) the aggregate principal amount of Indebtedness secured by all Liens in respect of any such property shall not exceed the cost (as determined by the board of directors or analogous governing body of Borrower or such Significant Subsidiary, as the case may be) of such property at the time of acquisition thereof or (x) in the case of property covered by a capital lease, the fair market value (together with any customary fees and expenses incurred in connection therewith), as so determined, of such property at the time of such transaction, or (y) in the case of a Lien in respect of property existing at the time such Person becomes a Subsidiary of Borrower the fair market value (together with any customary fees and expenses incurred in connection therewith), as so determined of such property at such time), and (B) at the time of the acquisition of the property by Borrower or such Significant Subsidiary, or at the time such Person becomes a Subsidiary of Borrower, as the case may be, every such Lien shall apply and attach only to the property originally subject thereto and fixed improvements constructed thereon; or

(c) modifications, replacements, refundings or extensions of any Lien permitted in subsection (b), (e), (l) or (m) hereof for amounts not exceeding the sum of (a) the lesser of (i) the principal or committed amount (whichever is larger) of the Indebtedness so refunded or extended or (ii) the fair market value (as determined by the board of directors (or analogous governing body) of Borrower or such Significant Subsidiary, as the case may be) of the property theretofore subject to such Lien, in each case at the time of such refunding or extension and (b) any customary fees and expenses incurred in connection therewith; provided that such Lien shall apply only to the same property theretofore subject to the same and fixed improvements constructed thereon; or

(d) sales subject to understandings or agreements to repurchase; provided that the aggregate sales price for all such sales (other than sales to any governmental instrumentality in connection with such instrumentality’s issuance of indebtedness, including without limitation industrial development bonds and pollution control bonds, on behalf of Borrower or any Significant Subsidiary thereof) made in any one calendar year shall not exceed $50,000,000 in the aggregate for Borrower and its Significant Subsidiaries; or

(e) Liens on Receivables Facility Assets in respect of any Permitted Receivables Financing; or

(f) any Lien not otherwise permitted hereunder (whenever incurred) on assets owned by Borrower or any Subsidiary thereof securing Indebtedness of Borrower or Subsidiary in an aggregate amount not to exceed at any one time outstanding the greater of 10% of Borrower’s Net Tangible Assets or 10% of Capitalization; or

(g) leases (other than capital leases) now or hereafter existing and any renewals and extensions thereof under which Borrower or any Significant Subsidiary thereof may acquire or dispose of any property, subject, however, to the terms of Section 5.09; or

(h) Liens in respect of any Permitted Sale Leasebacks; or

(i) any Lien in existence on the Closing Date and set forth on Schedule 5.10 and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Closing Date and (ii) does not encumber any property other than the property subject thereto on the Closing Date; or

(j) the pledge of current assets, in the ordinary course of business, to secure current liabilities; or

(k) Permitted Encumbrances; or

(l) [Reserved]; or

(m) any Lien incurred in connection with the issuance of Qualified Transition Bonds; or

(n) Liens under the Mortgage securing Obligations (as defined in the Mortgage) permitted to be secured under the Mortgage (as in effect on the Closing Date); or

(o) any Lien granted pursuant to Section 1007 of the Indentures in favor of the trustee thereunder; or

(p) Liens granted by Borrower to secure duties or public or statutory obligations or to secure, or serve in lieu of, surety, stay on appeal bonds.

Section 5.11 Financial Covenant.

Borrower will not, as of the end of each quarter of each of its fiscal years, permit the ratio of its Consolidated Senior Debt to its Consolidated Total Capitalization to be greater than 0.65 to 1.00.

Section 5.12 [Reserved].

Section 5.13 [Reserved].

Section 5.14 [Reserved].

Section 5.15 [Reserved].

Section 5.16 Amendment to Existing Revolving Credit Agreement.

In the event Borrower enters into any amendment, modification or supplement of the Existing Revolving Credit Agreement (including any definitive credit agreement pursuant to a refinancing or replacement thereof), pursuant to which Borrower or any Subsidiary has agreed to any covenant or event of default which is materially more restrictive to Borrower or its Subsidiaries than those contained in this Agreement (the “Applicable Provisions”), Borrower shall promptly, and in any event within 30 days, after any request by Lender, enter into an amendment or other modification to this Agreement with Lender pursuant to which the Applicable Provisions shall be incorporated into this Agreement.

ARTICLE VI

EVENTS OF DEFAULT

In case of the happening of any of the following events (each an “Event of Default”):

(a) any representation or warranty made or deemed made by Borrower in or in connection with the execution and delivery of this Agreement or the Extensions of Credit made hereunder shall prove to have been untrue in any material respect (without duplication of materiality qualifications otherwise set forth in such representations and warranties) when so made, deemed made or furnished;

(b) default shall be made by Borrower in the payment of any principal of any Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made by Borrower in the payment of any interest on any Term Loan or any fee or any other amount (other than an amount referred to in subsection (b) above) due hereunder, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(d) default shall be made by Borrower in the due observance or performance of any covenant, condition or agreement contained in Section 5.01 or 5.11;

(e) default shall be made by Borrower or any Subsidiary (i) in the due observance or performance of any covenant, condition or agreement contained in Section 5.03 and such default shall continue unremedied for a period of five (5) Business Days or (ii) in the due observance or performance of any covenant, condition or agreement contained herein (other than those specified in (b), (c), (d) or (e)(i) above) or in any other Credit Document and such default shall continue unremedied for a period of 30 days after notice thereof from Lender to Borrower;

(f) to the extent constituting an “Event of Default” under and as defined in the Existing Revolving Credit Agreement, Holdings amends, waives, otherwise modifies or violates Section 8 of its limited liability company agreement (provided that Holdings may own stock of other entities) as in effect on the date hereof in a manner that is material and adverse to Lender;

(g) Borrower or any Subsidiary thereof shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness in a principal amount in excess of $100,000,000, when and as the same shall become due and payable, subject to any applicable grace periods, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf to cause, such Indebtedness to become accelerated or due prior to its stated maturity;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Borrower or any Significant Subsidiary thereof, or of a substantial part of the property or assets of Borrower or any Significant Subsidiary thereof, under Title 11 of the United States Bankruptcy Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any Significant Subsidiary thereof or for a substantial part of the property or assets of Borrower or any Significant Subsidiary thereof or (iii) the winding up or liquidation of Borrower or any Significant Subsidiary thereof; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Borrower or any Significant Subsidiary thereof shall (A)(i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Bankruptcy Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any Significant Subsidiary thereof or for a substantial part of the property or assets of it or such Significant Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action of its board of directors or similar governing body for the purpose of effecting any of the foregoing, or (B) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) a Change in Control shall occur unless such Change in Control is a Permitted Transaction;

(k) one or more judgments or orders for the payment of money in an aggregate amount in excess of $100,000,000 shall be rendered against Borrower or any Subsidiary thereof or any combination thereof (to the extent not paid or covered by insurance provided by a carrier not disputing coverage) and such judgment or order shall remain undischarged or unstayed for a period of 60 days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Borrower or any Subsidiary thereof to enforce any such judgment or order;

(l) an ERISA Event or ERISA Events shall have occurred that reasonably could be expected to result in a Material Adverse Change; or

(m) this Agreement shall cease to be in full force or effect (other than pursuant to the terms hereof), or Borrower shall deny or disaffirm in writing its obligations under any Credit Document;

then, and in every such event, and at any time thereafter during the continuance of such event, Lender shall, by notice to Borrower, take one or all of the following actions, at the same or different times: (i) terminate forthwith the right of Borrower to request and receive Extensions of Credit; and (ii) declare the Loans of Borrower then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of Borrower accrued hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding; provided that in the case of any event described in subsection (h) or (i)(A) above affecting Borrower, the principal of the Loans then outstanding of Borrower, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of Borrower accrued hereunder shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower, anything contained herein to the contrary notwithstanding.

ARTICLE VII

[RESERVED]

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Notices.

Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by electronic mail, as follows:

(a) if to Borrower, to c/o of Oncor Electric Delivery Company LLC, 1616 Woodall Rodgers Fwy, Dallas, TX 75202, Attention: Treasurer, Electronic Mail: onctre1@oncor.com and kevin.fease@oncor.com; or

(b) if to Lender, to U.S. Bank National Association, 209 S. LaSalle Street (MK-IL-RY3S), Chicago, Illinois 60604, Attention: Oil & Gas and Utilities Division, Electronic Mail: ncb.utilities.oilgas@usbank.com; with copies to john.eyerman@usbank.com and ryan.hutchins@usbank.com.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by electronic mail to such party but only if received by the recipient during its normal business hours at the times prescribed hereunder (if any) as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section.

Section 8.02 Survival of Agreement.

All covenants, agreements, representations and warranties made by Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by Lender and shall survive the making by Lender of the Extensions of Credit regardless of any investigation made by Lender or on their behalf, and shall continue in full force and effect as long as there are any Loans or any other amount payable under this Agreement is outstanding and unpaid.

Section 8.03 Binding Effect.

This Agreement shall become effective when (a) it shall have been executed by Borrower and Lender and when Lender shall have received copies hereof (via facsimile or otherwise) which, when taken together, bear the signature of Lender, Borrower and Lender and (b) the other conditions precedent to effectiveness under Article IV shall have been satisfied, and thereafter, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower shall not have the right to assign or otherwise transfer any rights or obligations hereunder or any interest herein without the prior consent of all Lender.

Section 8.04 Successors and Assigns.

(a) Successors and Assigns by Lender Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby; provided, that (i) Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Lender, and (ii) Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (A) to an assignee in accordance with the provisions of subsection (b) of this Section, (B) by way of participation in accordance with the provisions of subsection (c) of this Section, or (C) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section, and any other attempted assignment or transfer by any party hereto, including, without limitation to a Disqualified Institution, shall be null and void. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 8.04(c) and, to the extent expressly contemplated hereby, the Related Parties of Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments. Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at any time owing to it); provided, that any such assignment shall be subject to the following conditions:

(i) Required Consents. No consent shall be required for any assignment except the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to an Affiliate of Lender or an Approved Fund; provided, that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Lender within five Business Days after having received notice thereof.

(ii) No Assignment to Certain Persons. No such assignment shall be made to (A) any Disqualified Institution, (B) a natural Person, or (C) any holding company, investment vehicle, or trust for, or owned and operated for the primary benefit of a natural Person.

(c) Participations. Lender or any assignee of Lender may at any time, without the consent of, or notice to, Borrower, sell participations to any Person (other than a natural Person or any Disqualified Institution) (each, a “Participant”) in all or a portion of Lender’s rights and/or obligations under this Agreement (including all or a portion of the Commitment or the Loans); provided that (i) Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) Borrower shall continue to deal solely and directly with Lender in connection with this Agreement. Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10 and 2.15 (subject to the requirements and limitations therein, and the requirements and limitations of Section 8.04(d)) to the same extent as if it were Lender; provided that such Participant shall not be entitled to receive any greater payment under Section 2.10 and 2.15, with respect to any participation, than Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.06 as though it were Lender.

(d) Register and Tax Forms. Lender shall maintain a register for the recordation of the names and addresses of Lender and any other Persons owning an interest in any Commitment or Term Loan, including the principal amounts of (and stated interest on) any Term Loan owing to Lender and any such other Persons pursuant to the terms hereof from time to time, and, in order for any sale, assignment, participation, pledge or other transfer to become effective, shall amend such register to reflect any sale, assignment, participation, pledge or other transfer otherwise properly affected pursuant to this Agreement. If Lender sells, assigns, grant a participation, pledges or otherwise transfers all or any part of, or any interest in, Lender’s obligations, rights and benefits under this Agreement to any Person, such Person shall deliver to Borrower, on or prior to the date it acquires an interest in any Term Loan, and at the time or times reasonably requested by Borrower and at the time or times prescribed by applicable law, such properly completed and executed documentation as will permit payments under any Loan Document to be made without withholding (including FATCA withholding, if applicable) of Taxes; provided, however, that in the case of a Participant, the tax forms required by this Section 8.04(d) shall be delivered to the participating Person and not Borrower.

(e) Certain Pledges. Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto.

Section 8.05 Expenses; Indemnity.

(a) Borrower agrees to pay all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to Lender, incurred by Lender in connection with the preparation, execution and delivery of this Agreement or in connection with any amendment, modification and waiver of the provisions hereof (whether or not the transactions contemplated thereby are consummated). Borrower further agrees to pay all reasonable and documented out-of-pocket expenses incurred by Borrower in connection with the enforcement of rights under the Credit Documents and upon an Event of Default (including in respect of workouts and restructurings).

(b) Borrower agrees to indemnify Lender against any loss, calculated in accordance with the next sentence, or reasonable expense that Lender may sustain or incur as a consequence of (i) any failure by Borrower to borrow or to Convert any Loan hereunder (including as a result of Borrower’s failure to fulfill any of the applicable conditions set forth in Article IV) after notice of such borrowing or Conversion has been given pursuant to Section 2.03, (ii) any payment, prepayment or Conversion of a Eurodollar Loan, or assignment of a Eurodollar Loan of Borrower required by any other provision of this Agreement (including, without limitation, Section 2.16) or otherwise made or deemed made, on a date other than the last day of the Interest Period, if any, applicable thereto, (iii) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment (including any notice delivered pursuant to Section 2.09(a) and revoked pursuant to the last sentence of such Section) or otherwise) or (iv) the occurrence of any Event of Default, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred by Lender in liquidating or employing deposits from third parties, or with respect to commitments made or obligations undertaken with third parties, to effect or maintain any Loan hereunder or any part thereof as a Eurodollar Loan. Such loss shall include an amount equal to the excess, if any, as reasonably determined by Lender, of (x) its cost of obtaining the funds for the Loan being paid, prepaid, Converted or not borrowed (assumed to be the LIBO Rate for the period from the date of such payment, prepayment, refinancing or failure to borrow or refinance to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow or Convert, the Interest Period for such Loan that would have commenced on the date of such failure) over (y) the amount of interest (as reasonably determined by Lender) that would be realized by Lender in reemploying the funds so paid, prepaid or not borrowed or Converted for such period or Interest Period, as the case may be.

(c) Borrower agrees to indemnify Lender and the directors, officers, partners, employees and agents of the foregoing (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all costs, losses, claims, damages, liabilities and related expenses, including reasonable fees and expenses of one counsel for all Indemnitees (unless in the good faith opinion of Lender or such counsel, it would be inappropriate under applicable standards of legal professional conduct, due to an actual or potential conflict of interest, to have only one counsel), incurred by or asserted against any Indemnitee in connection with (i) the preparation, execution, delivery, enforcement, performance and administration of this Agreement and the other Credit Documents, (ii) the use of the proceeds of the Extensions of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, including any of the foregoing arising from the negligence, whether sole or concurrent, on the part of any Indemnitee. Notwithstanding the foregoing, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (B) result from any litigation not involving an act or omission of Borrower brought by an Indemnitee against another Indemnitee (unless such litigation relates to claims against Lender, acting in such capacity); provided, further, that Borrower agrees that it will not, nor will it permit any Subsidiary to, without the prior written consent of each Indemnitee, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification could be sought under the indemnification provisions of this subsection (c) (whether or not any Indemnitee is an actual or potential party to such claim, action, suit or proceeding), unless such settlement, compromise or consent does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any Indemnitee, does not involve any payment of money or other value by any Indemnitee or any injunctive relief or factual findings or stipulations binding on any Indemnitee and contains an unconditional release of each Indemnitee that could seek such indemnification under this subsection (c). It is understood that, with respect to any particular investigation, litigation or other proceeding subject to indemnification hereunder, Borrower shall not be required to reimburse, or indemnify and hold harmless for, the reasonable and documented legal fees and expenses of more than one outside counsel (in addition to one local counsel and one regulatory counsel in each applicable jurisdiction) for all Indemnitees that are the subject of such investigation, litigation or other proceeding, unless representation of all such Indemnitees in such matter by a single counsel would be inappropriate due to the existence of an actual or potential conflict of interest, in which case Borrower shall be required to reimburse, and indemnify and hold harmless for, the reasonable and documented legal fees and expenses of such additional counsel as any Indemnitee determines in good faith are necessary in light of such actual or potential conflict of interest.

(d) Without limiting the obligations of Borrower under subsection (c) above, neither Borrower nor any Indemnitee shall have any liability for any punitive, special, indirect or consequential damages resulting from this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of any Indemnitee or any of its Related Parties (as determined by a final and non-appealable judgment of a court of competent jurisdiction).

(e) The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any investigation made by or on behalf of Lender, Lender. All amounts due under this Section shall be payable on written demand therefor.

(f) A certificate of Lender setting forth any amount or amounts that Lender is entitled to receive pursuant to subsection (b) above and containing an explanation in reasonable detail of the manner in which such amount or amounts shall have been determined shall be delivered to Borrower and shall be conclusive absent manifest error.

(g) The provisions of this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 8.06 Right of Setoff.

If an Event of Default shall have occurred and be continuing, Lender is authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by Lender to or for the credit or the account of Borrower against any of and all the obligations of Borrower now or hereafter existing under this Agreement held by Lender, irrespective of whether or not Lender, shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which Lender may have.

Section 8.07 Applicable Law.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 8.08 Amendment and Waivers.

(a) No failure or delay of Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Lender hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be permitted by subsection (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Borrower or any Subsidiary in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Other than as set forth in Section 2.07, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by Borrower and Lender.

Section 8.09 [Reserved].

Section 8.10 Entire Agreement.

THIS WRITTEN AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT OF BORROWER AND LENDER WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND (1) THERE ARE NO PROMISES, UNDERTAKINGS, REPRESENTATIONS OR WARRANTIES BY BORROWER OR LENDER RELATIVE TO THE SUBJECT MATTER HEREOF AND THEREOF NOT EXPRESSLY SET FORTH OR REFERRED TO HEREIN OR THEREIN, (2) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES AND (3) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 8.11 Severability.

In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 8.12 Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 8.03. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.13 Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 8.14 Interest Rate Limitation.

(a) Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under Applicable Law (collectively the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by Lender shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by Lender in accordance with Applicable Law, the rate of interest payable on the Loans, together with all Charges payable to Lender, shall be limited to the Maximum Rate.

(b) If the amount of interest, together with all Charges, payable for the account of Lender in respect of any interest computation period is reduced pursuant to subsection (a) above and the amount of interest, together with all Charges, payable for Lender’s account in respect of any subsequent interest computation period, would be less than the Maximum Rate, then the amount of interest, together with all Charges, payable for Lender’s account in respect of such subsequent interest computation period shall, to the extent permitted by Applicable Law, be automatically increased to such Maximum Rate; provided that at no time shall the aggregate amount by which interest paid for the account of Lender has been increased pursuant to this subsection (b) exceed the aggregate amount by which interest, together with all Charges, paid for its account has theretofore been reduced pursuant to subsection (a) above.

Section 8.15 Jurisdiction; Venue.

(a) Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Subject to the foregoing and to subsection (b) below, nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement against any other party hereto in the courts of any jurisdiction.

(b) Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or thereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State court or Federal court of the United States of America sitting in New York City. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 8.16 Confidentiality.

Lender shall hold all non-public information furnished by or on behalf of Holdings, Borrower or any other Subsidiary of Borrower in connection with Lender’s evaluation of whether to become Lender hereunder or obtained by Lender pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any governmental, regulatory or self-regulatory agency or representative thereof or pursuant to legal process or Applicable Law or (a) to Lender’s attorneys, professional advisors, independent auditors, trustees or Affiliates, (b) in connection with the exercise of any remedies under any Credit Document or any action or proceeding relating to any Credit Document or the enforcement of rights thereunder, (c) with the consent of Borrower, (d) to the extent that such Confidential Information (i) becomes publicly available other than as a result of a breach of this provision, or (ii) becomes available to Lender or any of its affiliates on a nonconfidential basis from a source other than Borrower and (e) to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, subject to customary confidentiality obligations on the part of such assignee or participant; provided that unless specifically prohibited by Applicable Law or court order, Lender shall use commercially reasonable efforts to notify Borrower of any request made to Lender by any governmental, regulatory or self-regulatory agency or representative thereof (other than any such request in connection with a routine examination of Lender by such governmental agency, regulator or agency) for disclosure of any such non-public information prior to disclosure of such information; provided further that in no event shall Lender be obligated or required to return any materials furnished by Borrower or any Subsidiary of Borrower. In addition, Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to Lender in connection with the administration of this Agreement, the other Credit Documents, and the Commitment. Lender agrees that it will not provide to prospective transferees or to any pledgee referred to in Section 8.04 or to prospective direct or indirect contractual counterparties to any swap agreements or derivative transactions to be entered into in connection with or relating to Loans made hereunder any of the Confidential Information unless such Person is advised of and agrees to be bound by the provisions of this Section 8.16 or confidentiality provisions at least as restrictive as those set forth in this Section 8.16.

Section 8.17 Electronic Communications.

(a) Borrower hereby agrees that it will provide to Lender all information, documents and other materials that it is obligated to furnish to Lender pursuant to Section 5.03 (collectively, the “Communications”) by delivering the Communications in accordance with the last paragraph of Section 5.03 or by transmitting the Communications in Microsoft Word, Adobe Portable Document Format (PDF) or other electronic/soft medium format that is reasonably acceptable to Lender to Lender at ncb.utilities.oilgas@usbank.com (with copies to john.eyerman@usbank.com and ryan.hutchins@usbank.com), or to such other addressee as Lender may notify Borrower from time to time. In addition, Borrower agrees to continue to provide the Communications to Lender in the manner otherwise specified in this Agreement, but only to the extent reasonably requested by Lender.

(b) Lender agrees that the receipt of the Communications by Lender at an e-mail address set forth above shall constitute effective delivery of the Communications to Lender for purposes of this Agreement. Lender agrees to notify Lender in writing (including by electronic communication) from time to time of Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

(c) Nothing herein shall prejudice the right of Lender to give any notice or other communication pursuant to this Agreement in any other manner specified in this Agreement.

(d) Without notice to or consent of Borrower, Lender may create electronic images of any Credit Documents and destroy paper originals of any such imaged documents. Such images have the same legal force and effect as the paper originals and are enforceable against Borrower and any other parties thereto. Lender may convert any Credit Document into a “transferrable record” as such term is defined under, and to the extent permitted by, UETA, with the image of such instrument in Lender’s possession constituting an “authoritative copy” under UETA. If Lender agrees, in its sole discretion, to accept delivery by telecopy or PDF of an executed counterpart of a signature page of any Credit Document or other document required to be delivered under the Credit Documents, such delivery will be valid and effective as delivery of an original manually executed counterpart of such document for all purposes. If Lender agrees, in its sole discretion, to accept any electronic signatures of any Credit Document or other document required to be delivered under the Credit Documents, the words “execution,” “signed,” and “signature,” and words of like import, in or referring to any document so signed will deemed to include electronic signatures and/or the keeping of records in electronic form, which will be of the same legal effect, validity and enforceability as a manually executed signature and/or the use of a paper-based recordkeeping system, to the extent and as provided for in any applicable law, including UETA, E-SIGN, or any other state laws based on, or similar in effect to, such acts. The Lender may rely on any such electronic signatures without further inquiry.

Section 8.18 Acknowledgements.

Borrower hereby acknowledges that:

(i) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(ii) (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between Borrower, on the one hand, and Lender on the other hand, and Borrower is capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) none of Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether Lender has advised or is currently advising Borrower or its Affiliates on other matters) and Lender does not have any obligation to Borrower or its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) Lender and each of its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and Lender does not have any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) Lender has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Borrower agrees not to claim that Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Borrower, in connection with the transactions contemplated hereby or the process leading hereto; and

(iii) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby between Borrower, on the one hand, and Lender, on the other hand.

Section 8.19 WAIVERS OF JURY TRIAL.

BORROWER AND LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 8.20 USA PATRIOT Act.

Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Patriot Act.

Section 8.21 Separateness of Borrower from Sempra Energy and its Subsidiaries.

Lender acknowledges and affirms that (i) it has advanced funds to or extended credit on behalf of Borrower in reliance upon the separateness of the Holdings and its Subsidiaries (including Borrower) from Sempra Energy and its Subsidiaries (other than Holdings and its Subsidiaries) and any other Persons and (ii) Borrower and its Subsidiaries have assets and liabilities that are separate from those of Sempra Energy and its Subsidiaries (other than Holdings and its Subsidiaries) and any other Persons.

[SIGNATURE PAGES FOLLOW]

SIGNATURE PAGE – BORROWER

TERM LOAN CREDIT AGREEMENT

Borrower:

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:	/s/ Kevin R. Fease
Name:	Kevin R. Fease
Title:	Vice President and Treasurer

SIGNATURE PAGE – LENDER

TERM LOAN CREDIT AGREEMENT

Lender:

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Ryan Hutchins
Name:	Ryan Hutchins
Title:	Senior Vice President

Schedule 5.10

Existing Liens

None

Schedule 5.12

Terms of Subordination

SECTION 1. Definitions. (a) As used in this Schedule 5.12, the terms set forth below shall have the respective meanings provided below:

“Credit Agreement” shall mean the Term Loan Credit Agreement, dated as of January 29, 2021, by and between Oncor Electric Delivery Company LLC and U.S. Bank National Association (“Senior Lender”), together with the documents related thereto, as same may be amended, modified, extended, renewed, restated or supplemented from time to time, and including any agreement extending the maturity of, refinancing or restructuring all or any portion of, or increasing the principal amount of, the indebtedness under such agreement or of any successor agreements.

“Senior Obligations” shall have the meaning given to the term “Obligations” in the Credit Agreement (and shall include, without limitation, all interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided in the governing documentation, whether or not such interest is an allowed claim in such proceeding).

“Subordinated Obligations” shall mean obligations of any Person (such Person, a “Subordinated Lender”) that are subordinate in right of payment and enforcement to the prior payment of the Obligations arising under the Credit Documents on the terms set forth in this Schedule 5.12 or such other terms as are acceptable to Senior Lender.

“Subordination Agreement” shall mean a written agreement incorporating the terms and conditions of this Schedule 5.12 between Borrower and each Subordinated Lender to which any Subordinated Obligations are owed.

SECTION 2. Subordination.

(a) Subordinated Lender hereby agrees that all its right, title and interest in and to the Subordinated Obligations shall be subordinate and junior in right of payment to the rights of Senior Lender in respect of the Senior Obligations, including the payment of principal, premium (if any), interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), fees, expense and reimbursement obligations indemnification obligations and all other amounts payable under the Credit Agreement, any other Credit Document, or in respect thereof.

(b) Borrower and Subordinated Lender hereby agree that, notwithstanding any provision to the contrary in any agreement governing or evidencing Subordinated Obligations, no payment (whether directly, by purchase, redemption or exercise of any rights of setoff or otherwise and whether mandatory or voluntary) in respect of the Subordinated Obligations, whether of principal, interest or otherwise, and whether in cash, securities or other property, shall be made by or on behalf of Borrower or received, accepted or demanded, directly or indirectly, by or on behalf of Subordinated Lender at any time prior to the payment in full in cash of all the Senior Obligations.

(c) Upon any distribution of all or substantially all of the assets of Borrower or upon any dissolution, winding up, liquidation or reorganization of Borrower, whether in bankruptcy, insolvency, reorganization, arrangement or receivership proceedings or otherwise, or upon any assignment for the benefit of creditors or any other marshalling of the assets and liabilities of Borrower, or otherwise: (i) Senior Lender shall first be entitled to receive indefeasible payment in full in cash of the Senior Obligations (whenever arising) before Subordinated Lender shall be entitled to receive any payment on account of the Subordinated Obligations of Borrower, whether of principal, interest or otherwise; and (ii) any payment by, or on behalf of, or distribution of the assets of; Borrower of any kind or character, whether in cash, securities or other property, to which Subordinated Lender would be entitled except for the provisions of this Section 1 shall be paid or delivered by the Person making such payment or distribution (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to Senior Lender, for the benefit of Senior Lender, until the indefeasible payment in full in cash of all Senior Obligations.

Subordinated Lender agrees not to ask, demand, sue for or take or receive from Borrower in cash, securities or other property or by setoff, purchase or redemption (including, without limitation, from or by way of collateral), payment of all or any part of the Subordinated Obligations to the extent prohibited by the preceding sentence, and agrees that in connection with any proceeding involving Borrower under any bankruptcy, insolvency reorganization, arrangement, receivership or similar law (i) Senior Lender is irrevocably authorized and empowered (in its own name or in the name of Subordinated Lender or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in the preceding sentence and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the Subordinated Obligations and enforcing any security interest or other lien securing payment of the Subordinated Obligation) as Senior Lender may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of Senior Lender and (ii) Subordinated Lender shall duly and promptly take such action as the Collateral Agent, if any, may request to (A) collect amounts in respect of the Subordinated Obligations for the account of Senior Lender and to file appropriate claims or proofs of claim in respect of the Subordinated Obligations, (B) execute and deliver to such Collateral Agent such irrevocable powers of attorney, assignments or other instruments as such Collateral Agent may request in order to enable such Collateral Agent to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the Subordinated Obligations and (C) collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the Subordinated Obligations. A copy of this Subordination Agreement may be filed with any court as evidence of Senior Lender’ right, power and authority thereunder.

(d) In the event that any payment by, or on behalf of, or distribution of the assets of, Borrower of any kind or character, whether in cash, securities or other property, and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise, shall be received by or on behalf of Subordinated Lender or any Affiliate thereof at a time when such payment is prohibited by this Subordination Agreement, such payment or distribution shall be held by Subordinated Lender in trust (segregated from other property of Subordinated Lender) for the benefit of, and shall forthwith be paid over to, Senior Lender, for the benefit of Senior Lender, until the indefeasible payment in full in cash of all Senior Obligations.

(e) Subject to the prior indefeasible payment in full in cash of the Senior Obligations, Subordinated Lender shall be subrogated to the rights of Senior Lender to receive payments or distributions in cash, securities or other property of Borrower to the Senior Obligations until all amounts owing on the Senior Obligations shall be indefeasibly paid in full in cash, and, as between and among Borrower, its creditors (other than Senior Lender) and Subordinated Lender, no such payment or distribution made to Senior Lender by virtue of this Subordination Agreement that otherwise would have been made to Subordinated Lender shall be deemed to be a payment by Borrower on account of the Subordinated Obligations, it being understood that the provisions of this paragraph (e) are intended solely for the purpose of defining the relative rights of Subordinated Lender and Senior Lender.

(f) Without the prior written consent of Senior Lender, Borrower shall not give, or permit to be given, and Subordinated Lender shall not receive, accept or demand, (i) any security of any nature whatsoever for the Subordinated Obligations on any property or assets, whether now existing or hereafter acquired, of Borrower or any Subsidiary of Borrower or (ii) any guarantee, of any nature whatsoever, by Borrower or any Subsidiary of Borrower, of the Subordinated Obligations other than any guarantee subordinated to the Senior Obligations on terms substantially identical to (and no less favorable in any significant respect to Senior Lender than) those hereof. Subordinated Lender agrees that all the proceeds of any such security or guarantee shall be subject to the provisions hereof with respect to payments and other distributions in respect of the Subordinated Obligations.

(g) Any and all instruments or records now or hereafter creating or evidencing the Subordinated Obligations, whether upon refunding, extension, renewal, refinancing, replacement or otherwise, shall contain the following legend:

“Notwithstanding anything contained herein to the contrary, neither the principal of nor the interest on, nor any other amounts payable in respect of, the indebtedness created or evidenced by this instrument or record shall become due or be paid or payable, except to the extent permitted under the Subordination Agreement, dated [ ], [ ] 20[ ], among, inter alia, [ ] and [ ], which Subordination Agreement is incorporated herein with the same effect as if fully set forth herein.”

(h) Subordinated Lender agrees that, except for claims submitted in any proceeding contemplated by Section 2(c) hereof, it will not take any action to cause the Subordinated Obligations to become payable prior to their scheduled maturity or exercise any remedies or take any action or proceeding to enforce the Subordinated Obligations if the payment of such Subordinated Obligation is then prohibited by this Subordination Agreement, and Subordinated Lender further agrees not to file, or to join with any other creditors of Borrower in filing, any petition commencing any bankruptcy, insolvency, reorganization, arrangement or receivership proceeding or any assignment for the benefit of creditors against or in respect of Borrower or any other marshalling of the assets and liabilities of Borrower (provided, that this prohibition shall in no event be construed so as to limit Subordinated Lender’s right to cause the Subordinated Obligations to become payable prior to their scheduled maturity if all the outstanding Loans in respect of Borrower under the Credit Agreement have been declared due and payable prior to their scheduled maturity dates).

SECTION 3. Waivers and Consents. (a) Subordinated Lender waives the right to compel that the Collateral or any other assets of property of Borrower or the assets of property of any guarantor of the Senior Obligations or any other Person be applied in any particular order to discharge the Senior Obligations. Subordinated Lender expressly waives the right to require Senior Lender to proceed against Borrower, the Collateral or any guarantor of the Senior Obligations or any other Person, or to pursue any other remedy in Senior Lender’s power which Subordinated Lender cannot pursue and which would lighten Subordinated Lender’s burden, notwithstanding that the failure of Senior Lender to do so may thereby prejudice Subordinated Lender. Subordinated Lender agrees that it shall not be discharged, exonerated or have its obligations hereunder to Senior Lender reduced (i) by Senior Lender’s delay in proceeding against or enforcing any remedy against Borrower, the Collateral or any guarantor of the Senior Obligations or any other Person; (ii) by Senior Lender releasing Borrower, the Collateral or any other guarantor of the Senior Obligations or any other Person from all or any part of the Senior Obligations; or (iii) by the discharge of Borrower, the Collateral or any guarantor of the Senior Obligations or any other Person by an operation of law or otherwise, with or without the intervention or omission of Senior Lender, except in each case unless all Senior Obligations due to such Senior Lender have been indefeasibly paid in full in cash. Senior Lender’s vote to accept or reject any plan of reorganization relating to Borrower, the Collateral, or any guarantor of the Senior Obligations or any other Person, or Senior Lender’s receipt on account of all or part of the Senior Obligations of any cash, securities or other property distributed in any bankruptcy, reorganization, or insolvency case, shall not discharge, exonerate, or reduce the obligations of Subordinated Lender hereunder to Senior Lender, except in each case unless all Senior Obligations have been indefeasibly paid in full in cash.

(b) Subordinated Lender waives all rights and defenses arising out of an election of remedies by Senior Lender, even though that election of remedies, including, without limitation, any nonjudicial foreclosure with respect to security for the Senior Obligations, has impaired the value of Subordinated Lender’s rights of subrogation, reimbursement, or contribution against Borrower or any other guarantor of the Senior Obligations or any other Person. Subordinated Lender expressly waives any rights or defenses it may have by reason of protection afforded to Borrower or any other guarantor of the Senior Obligations or any other Person with respect to the Senior Obligations pursuant to any anti-deficiency laws or other laws of similar import which limit or discharge the principal debtor’s indebtedness upon judicial or nonjudicial foreclosure of real property or personal property Collateral for the Senior Obligations.

(c) Subordinated Lender agrees that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of the Senior Obligations made by Senior Lender may be rescinded in whole or in part by such Senior Lender, and any Senior Obligation may be continued, and the Senior Obligations, or the liability of Borrower or any other guarantor or any other party upon or for any part thereof, or any Collateral or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered, or released by Senior Lender, in each case without notice to or further assent by Subordinated Lender, which will remain bound under this Subordination Agreement and without impairing, abridging, releasing or affecting the subordination and other agreements provided for herein.

(d) Subordinated Lender waives any and all notice of the creation, renewal, extension or accrual of any of the Senior Obligations and notice of or proof of reliance by Senior Lender upon this Subordination Agreement. The Senior Obligations, and any of them, shall be deemed conclusively to have been created, contracted or incurred and the consent given to create the obligations of Borrower in respect of the Subordinated Obligations in reliance upon this Subordination Agreement, and all dealings between Borrower and Senior Lender shall be deemed to have been consummated in reliance upon this Subordination Agreement. Subordinated Lender acknowledges and agrees that Senior Lender has relied upon the subordination and other agreements provided for herein in consenting to the Subordinated Obligations. Subordinated Lender waives notice of or proof of reliance on this Subordination Agreement and protest, demand for payment and notice of default.

SECTION 4. Transfers. Subordinated Lender shall not sell, assign or otherwise transfer or dispose of, in whole or in part, all or any part of the Subordinated Obligations or any interest therein to any other Person (a “Transferee”) or create, incur or suffer to exist any security interest, Lien, charge or other encumbrance whatsoever upon all or any part of the Subordinated Obligations or any interest therein in favor of any Transferee unless (i) such action is made expressly subject to this Subordination Agreement, (ii) the Transferee is reasonably acceptable to Senior Lender and (iii) the Transferee expressly acknowledges to Senior Lender, by a writing in form and substance satisfactory to Senior Lender, the subordination and other agreements provided for herein and in such writing agrees to be bound by all of the terms of this Subordination Agreement, including without limitation this Section 4, as if such Person were Subordinated Lender.

SECTION 5. Senior Obligations Unconditional. All rights and interests of Senior Lender hereunder, and all agreements and obligations of Subordinated Lender and Borrower hereunder, shall remain in full force and effect irrespective of: (a) any lack of validity or enforceability of the Credit Agreement or any other Credit Document; (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Obligations, or any amendment or waiver or other modification, whether by course of conduct or otherwise, of, or consent to departure from, the Credit Agreement or any other Credit Document; (c) any exchange, release or non-perfection of any Lien in any Collateral, or any release, amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of, or consent to departure from, any guarantee of any of the Senior Obligations; or (d) any other circumstances that might otherwise constitute a defense available to, or a discharge of, Borrower in respect of the Senior Obligations, or of Subordinated Lender or Borrower in respect of this Subordination Agreement.

SECTION 6. Representations and Warranties. Subordinated Lender represents and warrants to Senior Lender, for the benefit of Senior Lender that:

(a) It has the power and authority and the legal right to execute and deliver and to perform its obligations under this Subordination Agreement and has taken all necessary action to authorize its execution, delivery and performance of this Subordination Agreement.

(b) This Subordination Agreement has been duly executed and delivered by Subordinated Lender and constitutes a legal, valid and binding obligation of Subordinated Lender, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c) The execution, delivery and performance of this Subordination Agreement will not violate any provision of any requirement of law applicable to Subordinated Lender or of any contractual obligation of Subordinated Lender.

(d) No consent or authorization of, filing with, or other act by or in respect of, any arbitrator or regulatory body or Governmental Authority, except such as have been obtained or made and are in full force and effect, and no consent of any other Person, is required in connection with the execution, delivery, performance, validity or enforceability of this Subordination Agreement.

SECTION 7. Waiver of Claims.

(a) To the maximum extent permitted by law, Subordinated Lender waives any claim it might have against Senior Lender with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of Senior Lender or its directors, officers, employees, agents or affiliates with respect to any exercise of rights or remedies under the Credit Documents or any other document creating or governing any Senior Obligations or any transaction relating to the Collateral. Neither Senior Lender nor any of their respective directors, officers, employees, agents or affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or any guarantee or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of Borrower or Subordinated Lender or any other Person or to take any other action whatsoever with regard to the Collateral, or any part thereof, or any such guarantee.

(b) Subordinated Lender, for itself and on behalf of its successors and assigns, hereby waives any and all now existing or hereafter arising rights it may have to require Senior Lender to marshal assets for the benefit of Subordinated Lender, or to otherwise direct the timing, order or manner of any sale, collection or other enforcement of the Collateral or enforcement of the Credit Documents. Senior Lender are under no duty or obligation, and Subordinated Lender hereby waives any right it may have to compel Senior Lender, to pursue any guarantor or other Person who may be liable for the Senior Obligations, or to enforce any Lien or security interest in any Collateral.

(c) Subordinated Lender hereby waives and releases all rights which a guarantor or surety with respect to the Senior Obligations could exercise.

(d) Subordinated Lender hereby waives any duty on the part of Senior Lender to disclose to it any fact known or hereafter known by Senior Lender relating to the operation or financial condition of Borrower or any guarantor of the Senior Obligations, or their respective businesses. Subordinated Lender enters into this Subordination Agreement based solely upon its independent knowledge of Borrower’s results of operations, financial condition and business and Subordinated Lender assumes full responsibility for obtaining any further or future information with respect to Borrower or its results of operations, financial condition or business.

SECTION 8. Further Assurances. Subordinated Lender and Borrower, at Borrower’s expense and at any time from time to time, upon the written request of Senior Lender, will promptly and duly execute and deliver such further instruments and documents and take such further actions as Senior Lender reasonably may request for the purposes of obtaining or preserving the full benefits of this Subordination Agreement and of the rights and powers herein granted, subject to the terms of the Credit Agreement.

SECTION 9. Expenses.

(a) Borrower will pay or reimburse Senior Lender, upon demand, for all their costs and expenses in connection with the enforcement or preservation of any rights under this Subordination Agreement, including, without limitation, fees and disbursements of counsel to Senior Lender, in each case, in accordance with the terms of the Credit Agreement.

(b) Borrower will pay, indemnify, and hold Senior Lender harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions (whether sounding in contract, tort or on any other ground), judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the failure of Borrower or Subordinated Lender to perform any of its obligations arising out of or relating to this Subordination Agreement in accordance with the terms of the Credit Agreement.

SECTION 10. Provisions Define Relative Rights. This Subordination Agreement is intended solely for the purpose of defining the relative rights of Senior Lender on the one hand and the applicable Subordinated Lender and Borrower on the other, and no other Person shall have any right, benefit or other interest under this Subordination Agreement.

SECTION 11. Powers Coupled with an Interest. All powers, authorizations and agencies contained in this Subordination Agreement are coupled with an interest and are irrevocable until the Senior Obligations are indefeasibly paid in full in cash.

SECTION 12. Bankruptcy. This Subordination Agreement shall be applicable both before and after the filing of any petition by or against Borrower or any guarantor under the U.S. Bankruptcy Code or any other bankruptcy, insolvency, reorganization, arrangement or proceeding under similar law and all converted or succeeding cases in respect thereof, and all references herein to Borrower or any guarantor shall be deemed to apply to the trustee for Borrower or such guarantor and any such entity as a debtor-in-possession. This Subordination Agreement shall constitute a “subordination agreement” for the purposes of Section 510(a) of the U.S. Bankruptcy Code and shall be enforceable in accordance with its terms in any other bankruptcy, insolvency, reorganization, arrangement or proceeding under similar law.

[Remainder of page intentionally left blank]

EXHIBIT A

FORM OF BORROWING REQUEST

U.S. Bank National Association

209 S. LaSalle Street (MK-IL-RY3S)

Chicago, Illinois 60604

Attention: Oil & Gas and Utilities Division

Re: Borrowing Request

Ladies and Gentlemen:

The undersigned, Oncor Electric Delivery Company LLC (“Borrower”), refers to the Term Loan Credit Agreement, dated as of January 29, 2021 (as it may hereafter be amended, modified, extended or restated from time to time, the “Agreement”), by and between Borrower and U.S. Bank National Association (“Lender”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement. Borrower hereby gives you notice pursuant to Section 2.03(a) of the Agreement that it requests a Borrowing under the Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

Date of Borrowing:	, 202 (must be Business Day)

Borrowing no.:	1 ☐ 2 ☐ 3 ☐ (not more than 3 Borrowings, no later than March 15, 2021)

Type:	Eurodollar Borrowing ☐ and if so, Interest Period 1 ☐ 3 ☐ or 6 ☐ months, or ABR Borrowing ☐

Amount:	$______ (Not less than $10,000,000 and integral multiples of $1,000,000)

The undersigned certifies that: (a) the representations and warranties of Borrower set forth in Article III of the Agreement and in the other Credit Documents are true and correct in all material respects (without duplication of any materiality qualifications otherwise set forth in such representations and warranties) on and as of the date hereof with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; and (b) at the time of and immediately after this Borrowing, no Default or Event of Default has occurred and is continuing at the time hereof or would result from the making of this Borrowing.

Upon acceptance of such Borrowing, in response to this request, Borrower shall be deemed to have represented and warranted that the applicable conditions to lending specified in Article IV of the Agreement have been satisfied. Notwithstanding the foregoing, the representations and warranties set forth in Sections 3.05(b) and 3.06 of the Agreement shall not be required to be made by Borrower, if, at the time of such Borrowing, the Debt Rating is above BBB-/Baa3.

Very truly yours,

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:
Name:
Title:

Date of Borrowing request: ______, 202__

EXHIBIT B

FORM OF CONVERSION NOTICE

[Date]

U.S. Bank, National Association

209 S. LaSalle Street (MK-IL-RY3S)

Chicago, Illinois 60604

Attention: Oil & Gas and Utilities Division

Re: Conversion Notice

Ladies and Gentlemen:

The undersigned, Oncor Electric Delivery Company LLC (“Borrower”), refers to the Term Loan Credit Agreement, dated as of January 29, 2021 (as it may hereafter be amended, modified, extended or restated from time to time, the “Agreement”), by and between Borrower and U.S. Bank National Association (“Lender”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement. Borrower hereby gives you notice pursuant to Section 2.03(b) of the Agreement that it requests a Conversion under the Agreement, and in that connection sets forth below the terms on which such Conversion is requested to be made:

Date of Conversion:	______, 202__ (must be Business Day)

Principal amount:	$______

Type prior to Conversion:	Eurodollar Loan ☐ or ABR Loan ☐

Type after Conversion:	Eurodollar Loan ☐ or ABR Loan ☐ If Eurodollar Loan, Interest Period 1 ☐ 2 ☐ 3 ☐ or 6 ☐ months

Amount:	$______ (not less than $10,000,000 and integral multiples of $1,000,000)

The undersigned certifies that at the time of and immediately after giving effect to this Conversion, no Event of Default has occurred and is continuing or would result from this Conversion.

Very Truly Yours,

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:
Name:
Title:

Date of Conversion Notice: ______, 202__

EXHIBIT C

FORM OF TERM LOAN NOTE

TERM LOAN NOTE

January 29, 2021	$300,000,000

FOR VALUE RECEIVED, the undersigned, ONCOR ELECTRIC DELIVERY COMPANY LLC, a Delaware limited liability company, (“Borrower”), HEREBY PROMISES TO PAY to U.S. BANK NATIONAL ASSOCIATION (“Lender”), the principal sum of Three Hundred Million Dollars ($300,000,000) or, if less, the aggregate unpaid principal amount of all Term Loans made by Lender to Borrower, on the Maturity Date (such term, and each other capitalized term used but not defined herein, having the meaning ascribed thereto in the Credit Agreement (as defined below)), in lawful money of the United States of America and in immediately available funds; provided, however, that the principal amount outstanding under this Term Loan Note (this “Note”) is subject to prepayment and repayment from time to time, with accrued interest thereon, as specified in the Credit Agreement. Borrower further agrees to pay interest in like money to Lender on the unpaid principal amount hereof from the Closing Date at such interest rates, and payable at such times, as specified in the Credit Agreement.

Lender is authorized to record on the schedule annexed hereto (a) the date and amount of each Loan made by Lender to Borrower, (b) the type of Borrowing as an ABR Borrowing or a Eurodollar Borrowing, (c) the interest rate and the Interest Period applicable to each Loan that is a Eurodollar Loan, and (d) the date and amount of each conversion of, and each payment or prepayment of principal of, each Loan; provided, that the failure to so record or any error in so recording shall not affect the payment obligations of Borrower hereunder or under the Credit Agreement.

This Term Loan Note is delivered pursuant to, and is entitled to the benefits of, the Term Loan Credit Agreement, dated as of January 29, 2021 (as the same may be amended, amended and restated, modified or supplemented, the “Credit Agreement”), by and between Borrower and Lender. The Credit Agreement, among other things, contains provisions for acceleration of the Maturity Date upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE –

TERM LOAN NOTE

Borrower:

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:
Name:
Title:

Schedule

Date:	Amount:	ABR or Eurodollar Borrowing	Interest Rate	Interest Period	Payments/Prepayments/Conversions

EXHIBIT D

FORM OF PREPAYMENT NOTICE

[Date]

U.S. Bank, National Association

209 S. LaSalle Street (MK-IL-RY3S)

Chicago, Illinois 60604

Attention: Oil & Gas and Utilities Division

Re: Prepayment Notice

Ladies and Gentlemen:

The undersigned, Oncor Electric Delivery Company LLC (“Borrower”), refers to the Term Loan Credit Agreement, dated as of January 29, 2021 (as it may hereafter be amended, modified, extended or restated from time to time, the “Agreement”), by and between Borrower and U.S. Bank National Association (“Lender”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement. Borrower hereby gives you notice of prepayment pursuant to Section 2.09 of the Agreement and acknowledges that such prepayment will be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment.

Date of prepayment:	______, 202__ (must be Business Day)

Interest rate basis of Borrowing(s) to be prepaid (in whole or in part):	Eurodollar Loan ☐ or ABR Loan ☐

Principal amount to be prepaid:[1]	$______

Very Truly Yours,

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:
Name:
Title:

Date of Prepayment Notice: ______, 202__

[1]	If a partial payment, not less than $5,000,000 and in integral multiples of $1,000,000.

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

[Date]

U.S. Bank, National Association

209 S. LaSalle Street (MK-IL-RY3S)

Chicago, Illinois 60604

Attention: Oil & Gas and Utilities Division

Re: Compliance Certificate

Ladies and Gentlemen:

The undersigned, Oncor Electric Delivery Company LLC (“Borrower”), refers to the Term Loan Credit Agreement, dated as of January 29, 2021 (as it may hereafter be amended, modified, extended or restated from time to time, the “Agreement”), by and between Borrower and U.S. Bank National Association (“Lender”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement. Borrower hereby certifies to Lender that as of ______, 202__:

(a) except as set forth below, no Default or Event of Default under or within the meaning of the Agreement has occurred and is continuing:

Exceptions:

                                                                                                                                                                                                                             ;

(b) to the best of the undersigned’s knowledge, the financial statements of the Borrower included in the Form [10-Q][10-K] enclosed herewith in accordance with Section 5.03(b) of the Agreement present consistently, fairly, and in conformity with GAAP [(subject to normal year-end adjustments and absence of footnotes)], in all material respects, the financial position, balance sheets, results of operations and cash flows of the Borrower and its Consolidated Subsidiaries at the end of the most recently completed quarter ended as of ______, 202__; and

(c) attached hereto as Schedule 1 is a determination of Borrower’s compliance with the financial covenant set forth in Section 5.11 of the Agreement as of ______, 202__, in each case calculated in accordance with the Agreement.

Very Truly Yours,

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:
Name:
Title:

Schedule 1

Financial Covenant Information as of the quarter ending ______, 202__

Section 5.11 Ratio of Consolidated Senior Debt to Consolidated Total Capitalization

1.	Consolidated Senior Debt	$______

2.	Consolidated Total Capitalization

	(a) Consolidated Shareholders’ Equity	$______

	(b) Consolidated Senior Debt (Item 1)	$______

	(c) Subordinated Obligations [excluded from the calculation of Senior Debt]	$______

	(d) Sum of Items 2(a) plus 2(b) plus 2(c)	$______

3. Ratio of Consolidated Senior Debt to Consolidated Total Capitalization (ratio of Item 1 to Item 2(d))	_____to 1.00

Maximum Permitted:	0.65 to 1.00